Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INGREDION INCORPORATED

PROSPECT SUB, INC.

and

PENFORD CORPORATION

Dated as of October 14, 2014

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Annex I	Defined Terms
Exhibit A	Voting and Support Agreement
Exhibit B	Form of Amended Articles of Incorporation of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 14, 2014, is by and among Ingredion Incorporated, a Delaware corporation (“Parent”), Prospect Sub, Inc. a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”) and Penford Corporation, a Washington corporation (the “Company”).

RECITALS

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”), in accordance with the Washington Business Corporation Act (the “WBCA”), and each issued and outstanding share of common stock of the Company, par value $1.00 per share (the “Shares”), (other than Shares owned directly or indirectly by Parent or Merger Sub and other than Dissenting Shares) will be converted into the right to receive $19.00 per Share in cash without interest and subject to any withholding of Taxes required by applicable Law (the “Merger Consideration”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously approved and declared advisable this Agreement and the transactions contemplated herein, including the Merger;

WHEREAS, the board of directors of Parent and Merger Sub have unanimously approved and declared advisable this Agreement and the transactions contemplated herein, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, SEACOR Holdings Inc. is entering into a Voting and Support Agreement with Parent, a copy of which is attached as Exhibit A hereto (the “Voting and Support Agreement”)

WHEREAS, each of Parent, Merger Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the WBCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the

Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the WBCA and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 23B.11.100 of the WBCA.

(b) At the Effective Time, the articles of incorporation of the Company shall be amended in their entirety to read as set forth on Exhibit B hereto and shall thereafter be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.2 Effective Time. Parent, Merger Sub and the Company shall cause articles of merger (the “Articles of Merger”) to be duly executed and filed in accordance with the WBCA on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Washington and shall make all other filings or recordings required under the WBCA. This Agreement together with Exhibit B hereto, but excluding the other exhibits and schedules to this Agreement shall be deemed the “plan of merger” under Chapter 11 of the WBCA and shall be filed with the Articles of Merger pursuant to Section 23B.11.050(1) of the WBCA. The Merger shall become effective at the time such Articles of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Washington or such later date and time as is agreed upon by the parties and specified in the Articles of Merger, such date and time hereinafter referred to as the “Effective Time.”

Section 1.3 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Chicago time, on a date to be specified by the parties, such date to be no later than the fifth Business Day after satisfaction or waiver of all of the conditions set forth in Article VI (other than conditions that may only be satisfied on the Closing Date, but subject to the satisfaction of such conditions), by electronic exchange of documents and signatures, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and bylaws and applicable Laws.

ARTICLE II

MERGER CONSIDERATION; CONVERSION OF STOCK

Section 2.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or Merger Sub or any holder of any securities thereof:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $0.01 per share.

(b) Cancellation of Shares. Each outstanding or issued Share that is owned by Parent or Merger Sub, or by any Subsidiary of Parent or Merger Sub, immediately prior to the Effective Time (collectively, the “Excluded Shares”), shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall automatically be converted into the right to receive cash in an amount, without interest, equal to the Merger Consideration. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares (a “Certificate”) or book-entry Shares (“Book-Entry Shares”) shall cease to have any rights with respect to such Shares, except, in all cases, the right to receive the Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2. The right of any holder of any Share to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Company Stock Awards. The Company shall take all requisite action so that at the Effective Time, each outstanding option to purchase Shares (“Company Stock Options”) under any stock option plan of the Company, including the Penford Corporation 1994 Stock Option Plan, the Penford Corporation 2006 Long-Term Incentive Plan, as amended, and any other plan, agreement or arrangement of the Company (collectively, the “Company Equity Plans”), shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive, in consideration of the cancellation of such Company Stock Option and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to such cancelled Company Stock Option and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share subject to such cancelled Company Stock Option, without interest (such amounts payable hereunder, the “Option Payments”); provided, however, that (i) any such Company Stock Option with respect to which the exercise price per Share subject thereto is equal to or greater than the Merger Consideration shall be cancelled in exchange for no consideration and (ii) such Option Payments may be reduced by the amount of any required Tax withholdings as provided by this Agreement. The Option Payments shall be paid out in accordance with Section 2.2. From and after the Effective Time, no Company Stock Option shall be exercisable, and each Company Stock Option shall only entitle the holder thereof to the payment provided for in this Section 2.1(d).

(e) Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the number of outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that (i) in no event shall the aggregate amount payable by Parent pursuant to Section 2.2 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.2 had such event not occurred and (ii) nothing in this Section 2.1 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

Section 2.2 Disposition of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the dissemination of the Proxy Statement to the Company’s shareholders, Parent shall appoint a bank or trust company to act as Paying Agent (the “Paying Agent”) for the payment of the Merger Consideration. Parent will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on terms reasonably acceptable to Parent and the Company, prior to the Effective Time. Immediately following the Effective Time, Parent shall deposit with the Paying Agent for payment in accordance with Section 2.1 the aggregate Merger Consideration, (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make, and Parent shall direct the Paying Agent to make, payments of the Merger Consideration, out of the Payment Fund in accordance with this Agreement, the Articles of Merger and the Paying Agent Agreement. The Payment Fund shall not be used for any other purpose.

(b) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Shares except as otherwise provided for herein. From and after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent, Parent or the Surviving Corporation for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

(c) Payment Procedures. As soon as possible after the Effective Time (but in no event later than three (3) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares and Dissenting Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Paying Agent, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares to which the holder thereof is entitled. Upon surrender of any Certificate (or affidavits of loss in lieu thereof) or Book-Entry Shares for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of Merger Consideration payable in cash in respect of the Shares previously represented by such Certificate or Book-Entry Shares pursuant to the provisions of this Article II, to be paid within three (3) Business Days (or such longer period required by the Paying Agent) of the Paying Agent’s receipt of such Certificate (or affidavits of loss in lieu thereof) or Book-Entry Shares, the duly executed and completed letter of transmittal and any other documents as reasonably required by the Paying Agent, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.2.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed for nine months after the Effective Time shall be delivered to Parent, and any holders of Shares prior to the Effective Time who have not theretofore complied with this Article II and the instructions in the letter of transmittal shall thereafter look only to Parent and only as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or similar Laws).

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, agent, representative or Affiliate thereof, shall be liable to any Person in respect of the Merger Consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation. Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable and customary amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

(h) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Such withheld amounts shall be properly remitted to the appropriate Governmental Entity.

(i) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Chapter 23B.13 of the WBCA (the “Appraisal Rights”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such shareholder shall have failed to perfect, or shall have effectively withdrawn or lost such shareholder’s rights to appraisal under the WBCA. Such holders of Dissenting Shares shall be entitled to receive such consideration as is determined to be due with respect to such Dissenting Shares in accordance with Chapter 23B.13 of the WBCA; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid such consideration as is determined to be due pursuant to Chapter 23B.13 of the WBCA shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration payable in respect of the Shares held by such shareholder, without interest and reduced by the amount of any withholding that is required under applicable Tax Law. The Company shall promptly deliver to Parent notice of any demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not without the prior written consent of Parent make any payment with respect to, or offer to make any such payment or settle or offer to settle, any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) set forth in the corresponding section of the disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, (it being understood that the disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other sections) or (b) disclosed in the Company SEC Documents (excluding information incorporated therein) filed with, or furnished to, the SEC and publicly available on the SEC’s EDGAR website prior to the date of this Agreement (excluding any risk factor disclosures contained in the “Risk Factors” section thereof, any disclosure of risks contained in any “forward-looking statements” disclaimer or any other disclosure of risks or any other statements that are predictive or forward-looking in nature); provided, however, that any disclosures in such Company SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the face of such disclosure or filing that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.2, and 3.3, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Section 3.1 of the Company Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of the Company and each of its Subsidiaries (each of the Company and its Subsidiaries is referred to herein as an “Acquired Company” and, collectively, as the “Acquired Companies”), the Company’s percentage ownership of any Acquired Company that is not a wholly owned Subsidiary of the Company and the jurisdictions in which each Acquired Company is qualified to conduct business. Each Acquired Company (i) is an entity duly organized, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect.

(b) The Company has delivered or made available to Parent true, correct and complete copies of (i) the certificate of incorporation, articles of incorporation, bylaws and other charter or comparable organizational documents of each of the Acquired Companies, including all amendments thereto and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the equity holders of each of the Acquired Companies, the board of directors or board of managers of each of the Acquired Companies and all committees of the board of directors or board of managers of each of the Acquired Companies, in each case since January 1, 2011, except for such portions of the minutes of the boards of directors or committees of the boards of directors of the Acquired Companies that relate to the consideration by such directors of the transactions contemplated hereby (including the Merger) and, in the case of minutes after July 1, 2014, other similar strategic transactions (the items described in clause (i) above, collectively, the “Company Constituent Documents”). The Company Constituent Documents are in full force and effect on the date hereof and, as applicable, have not been amended, modified, rescinded or withdrawn in any way. The Company has no Subsidiaries, except for the entities identified in Section 3.1 of the Company Disclosure Letter. None of the Acquired Companies has any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other entity, other than those set forth in Section 3.1 of the Company Disclosure Letter.

Section 3.2 Capital Stock.

(a) The authorized capital stock of each Acquired Company and the issued and outstanding capital stock (including shares subject to forfeiture (the “Restricted Shares”)) of each Acquired Company as of the date hereof are set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the outstanding shares of capital stock or other equity interests of each Acquired Company is, and each share of capital stock that may be issued pursuant to any Company Stock Option or other equity award will be (when issued in accordance with the terms thereof), duly authorized, validly issued, fully paid and nonassessable and free of, and not in violation of, any preemptive rights. All shares and other equity interests of the Subsidiaries of the Company are owned by the Company or another wholly owned Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, mortgages or other encumbrances (collectively, “Liens”) of any nature whatsoever, except for restrictions on transfer under securities Laws.

(b) As of the date of this Agreement, there are no shares of preferred stock of the Company issued or outstanding. Except as set forth in Section 3.2 of the Company Disclosure Letter, as of the date of this Agreement, (A) there are not outstanding or authorized (1) any securities of any Acquired Company convertible into or exchangeable for shares of capital stock or voting securities of any Acquired Company or (2) any options, calls, warrants, pre-emptive rights, anti-dilution rights or other rights, rights agreements, shareholder rights plans, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company, (B) there are no outstanding obligations of any Acquired Company to repurchase, redeem or otherwise acquire any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Acquired Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary, (C) no Acquired Company has issued, sold or granted phantom stock, restricted stock units or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of any Acquired Company and there are no outstanding stock appreciation rights issued by any Acquired Company with respect to the capital stock of any Acquired Company (“Company Stock Equivalents”), (D) there are no voting trusts or other agreements or understandings to which any of the Acquired Companies or any of their respective officers and directors is a party with respect to the voting of capital stock of any Acquired Company, and (E) there are no outstanding bonds, debentures, notes or other indebtedness of any Acquired Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the shareholders or other equity holders of the Acquired Companies may vote (“Company Voting Debt”).

(c) As of the date hereof, 1,429,000 Shares are subject to issuance pursuant to outstanding Company Stock Options. Sections 3.2(c)-(d) of the Company Disclosure Letter set

forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Company Stock Option was granted; (ii) the name of the holder of such Company Stock Option; (iii) the number of Shares subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; and (vi) the extent to which such Company Stock Option is vested and exercisable as of the date of this Agreement. The exercise price of each Company Stock Option is equal to or greater than the fair market value of the Shares subject to such Company Stock Option (determined as of the date such Company Stock Option was granted). Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies. Each Company Stock Option may, by its terms, be treated at the Effective Time as set forth in Section 2.1(d).

(d) Sections 3.2(c)-(d) of the Company Disclosure Letter set forth the following information with respect to each Restricted Share outstanding as of the date of this Agreement: (i) the Company Equity Plan pursuant to which such Restricted Share was granted; (ii) the name of the holder of such Restricted Share; (iii) the number of Shares subject to such Restricted Share; (iv) the date on which such Restricted Share was granted; and (v) the extent to which such Restricted Share is vested as of the date of this Agreement. Each outstanding Restricted Share may, by its terms, be fully vested upon the consummation of the Merger.

(e) The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted Company Stock Options or Restricted Shares and the forms of all award agreements evidencing such grants. There are no outstanding options or warrants to purchase Shares, Restricted Shares or restricted stock units associated with Shares that were issued other than pursuant to any Company Equity Plan and set forth in Sections 3.2(c) of the Company Disclosure Letter.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the amount of indebtedness for borrowed money of the Company and its Subsidiaries (including any guarantee of any indebtedness of borrowed money of any Person).

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, the Voting Agreement, to perform its obligations hereunder and thereunder and, subject, in the case of the Merger, to the approval of this Agreement by the holders of at least a majority of the outstanding Shares entitled to vote thereon (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Voting Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval and to the filing of the Articles of Merger with the Secretary of State of the State of Washington as required by the WBCA. Each of this Agreement and the Voting Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the counterparties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement, the Voting Agreement, the Merger and the other transactions contemplated hereby and thereby are advisable and in the best interests of the Company and its shareholders (the “Company Determination”), (ii) approving and adopting this Agreement and the Voting Agreement and approving the Merger and the other transactions contemplated hereby and thereby, (iii) directing that the approval of this Agreement be submitted to a vote at a meeting of the shareholders of the Company and (iv) recommending that the Company’s shareholders approve this Agreement (the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn in any way except, if applicable, to the extent permitted by Section 5.3. The approval referred to in clause (ii) of this Section 3.3(b) constituted approval under the provisions of Chapter 23B.19 of the WBCA, to the extent applicable, as a result of which this Agreement and the transactions contemplated by this Agreement (including the Merger), are not and will not be subject to the restrictions on significant business transactions under the provisions of Chapter 23B.19 of the WBCA. The Company Shareholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company required under applicable Law, Contract or otherwise to approve the transactions contemplated hereby. The affirmative vote of the holders of outstanding Shares or of any other securities of the Company is not necessary to consummate any transaction contemplated hereby other than the Merger.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Constituent Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any statute, law, ordinance, rule, regulation, order, judgment or decree (collectively, “Law”) or any settlement, injunction or award of any Governmental Entity, in each case that is applicable to the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound, (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of required payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties are bound, (iv) result in any breach or violation of any Company Plan (including any award agreement thereunder), or (v) result in the creation of any Lien upon any of the material properties or assets of the Acquired Companies (or of Parent or any of its Subsidiaries following the Effective Time), except, in the case of clauses (ii), (iii) (other than with respect to Contracts of the nature described in Section 3.15(a)(v) or (vii)) and (iv) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate, has not had, and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body (each, a “Governmental Entity”), except for (i) such filings as required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and the rules and regulations promulgated thereunder) and under state securities and “blue sky” Laws, (ii) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any filings required under the applicable requirements of antitrust or other competition Laws of jurisdictions other than the United States or investment Laws relating to foreign ownership (“Foreign Antitrust Laws”), (iii) such filings as are necessary to comply with the applicable requirements of the NASDAQ Global Market, (iv) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the WBCA and appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business and (v) those other consents, approvals, orders, licenses, authorizations or permits of, actions by, filings, registrations or declarations with or notifications that if not made or obtained, as applicable, would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or furnished all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2011 (all such forms, reports, statements, schedules, certificates and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment filed prior to the date hereof, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes — Oxley Act of 2002 (“SOX”), and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected by a later-filed Company SEC Document that was filed prior to the date hereof. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation system.

(b)

(i) The audited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (A) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (B) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (C) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) that are included in the Company SEC Documents (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity for the periods indicated.

(ii) The unaudited consolidated financial statements of the Company (including any related notes thereto) delivered to Parent prior to the date hereof for the fiscal year ended August 31, 2014 (the “2014 Year-End Draft Financial Statements”) (x) comply as to form in all material respects with the published rules and regulations of the SEC applicable thereto except for the absence of notes, which notes, if included, would not contain any material inconsistency, not otherwise disclosed in the 2014 Year-End Draft Financial Statements or the Company Disclosure Letter, with the notes to the financial statements contained in the Company SEC Documents that were publicly available prior to the date hereof, (y) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and (z) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations, cash flows and shareholders’ equity for the periods indicated (subject to normal period-end adjustments).

(c) The Company (i) maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of such internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act and SOX with respect to such reports. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX, and, based on the most recent such assessment concluded that such controls were effective. The Company’s system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (1) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (2) that receipts and expenditures are being made in accordance with the authorization of management and the directors of the Company, and (3) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency, material weakness or fraud, whether or not material, that involves management or other employees was identified in management’s assessment of internal controls as of January 1, 2011 (nor has any such deficiency, weakness or fraud been identified after that date).

(d) Neither the Company nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of the certifications of the then-acting Chief Executive Officer and Chief Financial Officer of the Company furnished by the Company with the SEC and all certifications required under Rule 13a-14 or 15d-14 under the Exchange Act or Section 302 or 906 of SOX.

(e) Since January 1, 2011, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received notice of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(f) The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received by the Company since January 1, 2011 relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment. There are no outstanding or unresolved comments in comment letters received by the Company from the SEC staff with respect to any Company SEC Documents and, to the knowledge of the Company, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. There are no internal investigations, or to the knowledge of the Company, SEC inquiries or investigations or other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.6 No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as at August 31, 2014 (or the notes thereto) included in the 2014 Year-End Draft Financial Statements, (b) incurred in the ordinary course of business since August 31, 2014 consistent in all material respects with past practice and consistent in nature and amount with those set forth on the Company’s consolidated balance sheet as at August 31, 2014 or (c) incurred pursuant to the transactions contemplated by this Agreement or as permitted under Section 5.1(b)(xii), and in the case of (a) through (c) above, that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.7 Proxy Statement; Company Information. The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement will comply as to form in all material respects with the requirements of applicable Law, and will not, on the date the Proxy Statement is first mailed to holders of Shares or at the time of the Company Shareholders Meeting, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Company with respect to the information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 3.8 Absence of Certain Changes or Events. Since August 31, 2014, (a) the businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business consistent with past practice, (b) there has not been (i) any event, development, change or state of circumstances that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (ii) any material damage to any material property owned or leased by the Company of any of its Subsidiaries and (c) there has not been any action taken or not taken that, if occurred after the date hereof, would have resulted in a breach of Section 5.1(b)(iv), (xii), (xiii) or (xiv).

Section 3.9 Litigation.

(a) Except as set forth in Section 3.9 of the Company Disclosure Letter, (i) there is no suit, claim, action, proceeding, arbitration, mediation, conciliation, consent decree, audit, or investigation (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, that is material to the Company and its Subsidiaries, taken as a whole, or is seeking damages in excess of $500,000 and (ii) neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, representatives or properties is or are subject to any material judgment, order, injunction, ruling or decree of any Governmental Entity.

(b) There is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement.

Section 3.10 Compliance with Laws.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries are in, and at all times since January 1, 2011, have been in, compliance with all Laws applicable to them or by which any of their respective properties are bound, except for such violations or noncompliance, individually or in the aggregate, that would not reasonably be expected to have a Material Adverse Effect.

(b) Except with respect to Environmental Laws (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, grants, easements, clearances, variances, exceptions, consents, certificates, exemptions, registrations, authorizations, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease, operate or use their properties and to carry on their businesses as now conducted, except for any Permits the absence of which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. All Permits of the Company and its Subsidiaries are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Except as set forth in Section 3.10 of the Company Disclosure Letter, since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notice or other written communication (or, to the knowledge of the Company, any oral communication) from any Governmental Entity regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination, deficiency, fine, penalty, sanction, dispute or modification with respect to any material Permit.

(d) To the knowledge of the Company, the Company and its Subsidiaries are not currently, nor since January 1, 2011 have they been, under investigation by the Department of Justice (the “DOJ”), the U.S. Food and Drug Administration, any state Attorney General or any other Governmental Entities for promotional or other fraud and abuse or related issues. No Person has filed or, to the knowledge of the Company, at any time since January 1, 2011, has threatened to file against the Company or any of its Subsidiaries a claim or action relating to any of the Company’s or its Subsidiaries’ respective assets or businesses under any foreign, federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

(e) To the knowledge of the Company, the Company and its Subsidiaries have at all times since January 1, 2011 complied in a timely manner in all material respects with the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1 et seq.) and any other Laws regarding the use of funds for political activity or commercial bribery. To the knowledge of the Company, since January 1, 2011, neither the Company nor any of its Subsidiaries (including any of its officers, directors, employees or agents acting on its behalf) have (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds.

Section 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Company Plan. For purposes of this Agreement, “Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any “multiemployer plan” (within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, severance, change-in-control, material fringe benefit, bonus, incentive, deferred compensation, employment or other material employee benefit plan, agreement, program, payroll practice, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether or not written and whether or not terminated, under which any current or former employee, director or independent contractor of the Company or any of its ERISA Affiliates has any present or future right to benefits because of service with the Company or any of its ERISA Affiliates or the Company or any of its ERISA Affiliates has any current or future potential liability to or on behalf of any current or former employee, officer, director or independent contractor of the Company or any of its ERISA Affiliates (including an obligation to make contributions). With respect to each Company Plan, the Company has made available a current, accurate and complete copy thereof and, to the extent applicable: (i) all plan documents, including all amendments, (ii) all related trust agreements or other funding instruments, insurance contracts and administrative contracts, (iii) the most recent determination or opinion letter issued by the U.S. Internal Revenue Service (the “IRS”) with respect to such plan, (iv) the current summary plan description and other equivalent written communications by the Company or any of its ERISA Affiliates to their respective employees concerning the extent of the benefits provided under each Company Plan, (v) audited financial reports and Forms 5500 (including all schedules thereto), as filed, for the three most recent plan years, (vi) all correspondence with any Governmental Entity relating to any Action or potential Action and (vii) any discrimination tests performed during the last three plan years.

(b) With respect to the Company Plans:

(i) except as set forth in Section 3.11(b) of the Company Disclosure Letter, each Company Plan has been established and administered in all material respects in accordance with its terms and in material compliance with all applicable Laws, including ERISA and the Code, including all filing and disclosure requirements, and no material non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or any accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan and any applicable Laws have been made;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred and to the knowledge of the Company, no fact or circumstance exists that would reasonably be expected to cause any such Company Plan to not be so qualified where such occurrence, fact or circumstance, individually or in the aggregate, has resulted in or could reasonably be expected to result in a material penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any of the Company Plans, any fiduciaries thereof with respect to their duties to any of the Company Plans, or to the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor to the knowledge of the Company are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) each Company Plan which is a nonqualified deferred compensation plan within the meaning of, and subject to, Section 409A of the Code has been at all times administered, operated and maintained in all respects in accordance with its terms and according to the requirements of Section 409A of the Code and the regulations promulgated thereunder, except for any failure that, individually or in the aggregate, has not and would not result in a material liability to the Company or any of its Subsidiaries; no Person is entitled to receive any additional payment from the Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 409A of the Code, and no Person is entitled to receive any additional payment as a result of the imposition of a Tax under Section 4999 of the Code; and

(v) each Company Plan subject to the Laws of any jurisdiction outside of the United States has been maintained and operated in all material respects in accordance with all applicable Laws. Except as set forth in Section 3.11(b) of the Company Disclosure Letter, the execution of this Agreement and performance of the transactions contemplated by this Agreement will not (either alone or when combined with the occurrence of any additional or subsequent events) result in the requirement, by any trustee or Governmental Entity or representative, that the Company or any of its Subsidiaries make any additional material contributions to any such Company Plans other than those contributions required to be made in the normal course.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Letter, no Company Plan is subject to Title IV of ERISA, and neither the Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, under Section 412 of the Code or Title IV of ERISA. Neither the Company, any of its Subsidiaries, nor any of its current or former ERISA Affiliates has, at any time during the last ten years, contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, or any employee benefit plan, program or arrangement that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, a multiple employer plan subject to Section 4063 or 4064 of ERISA, or a multiple employer welfare benefit arrangement (as defined in Section 3(40(A) of ERISA). None of the Company or any ERISA Affiliate has terminated an employee benefit plan for which the Company would reasonably be expected to have any existing or continuing liability relating thereto.

(d) Except as set forth in section 3.11(d) of the Company Disclosure Letter, neither the Company nor any of its ERISA Affiliates has any obligations for post-employment health or life benefits for any of their respective retired, former or current employees, except as required by Law or through the end of a de minimis period after termination of employment. Neither the Company nor any ERISA Affiliate has any obligation to provide welfare benefits to any Person who is not a current or former director, officer or employee of the Company or any of its Subsidiaries, or a beneficiary thereof.

(e) Neither the Company nor any of its ERISA Affiliates has any material liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 or 7 of Subtitle B of Title I of ERISA or Section 4980B or 4980D of the Code, or (ii) under Section 502(i) or 502(l) of ERISA.

(f) Except as specifically provided herein or set forth in Section 3.11(f) of the Company Disclosure Letter, the Merger and the other transactions contemplated hereby will not, either alone or when combined with any other event, (i) entitle any current or former employee, director, or independent contractor of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (whether through a grantor trust or otherwise) of compensation or benefits under, or increase the amount allocable or payable or trigger any other material obligation pursuant to, any Company Plan.

(g) Except as set forth in Section 3.11(g) of the Company Disclosure Letter, there is no contract, plan or arrangement covering any current or former employee of the Company or any of its Subsidiaries or any other Person that, individually or in the aggregate, could, as a result of the consummation of the transactions contemplated hereby (either alone or in connection with any other event), give rise to the payment of any amount that will not be deductible by the Company or any of its Subsidiaries under Section 280G of the Code and no Person is entitled to receive any additional payment as a result of the imposition of any excise tax under Section 4999 of the Code.

Section 3.12 Labor Matters

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement or similar agreement with any labor union or labor organization applicable to employees of the Company or any of its Subsidiaries. Except as disclosed on Section 3.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated under any agreement to recognize or bargain with any labor organization, labor representative, or union. Except as set forth in Section 3.12(a) of the Company Disclosure Letter, since January 1, 2011, there has been no labor dispute (other than immaterial grievances that have been resolved), strike, picketing, work stoppage or lockout, organizational activity, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or as set forth in Section 3.12(a) of the Company Disclosure Letter, since January 1, 2011, the Company and each of its Subsidiaries has complied with all applicable legal, administrative and regulatory requirements relating to wages, hours, immigration, discrimination in employment and collective bargaining as well as the Workers

Adjustment and Retraining Notification Act and comparable state, local and federal Laws, whether domestic or international (“WARN”), and all other state, local and federal laws pertaining to employment and labor, and are not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Further, there are no Actions or charges, grievances, complaints or investigations pending or, to the knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries, including any complaints alleging violations of state or federal Laws, whether domestic or international, including wage and hour, immigration, discrimination in employment, safety, Office of Federal Contract Compliance, Occupational Safety and Health Administration, Department of Labor, Fair Labor Standards, and federal WARN or its related state or international laws or regulations, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning each such current and former employee’s employment eligibility verification, including with respect to Forms I-9. Neither the Company nor any of its Subsidiaries is a federal, state or local government contractor or subcontractor, nor otherwise required to comply with any affirmative action obligations or other requirements.

(b) Section 3.12(b) of the Company Disclosure Letter sets forth a true and complete list of all independent contractor and consultants of the Company and its Subsidiaries that provide personal services (and which, for the avoidance of doubt shall exclude, without limitation, any suppliers) that the Company or any of its Subsidiaries has paid more than $250,000 to in any calendar year within the last three years, and with respect to each the total amount of such payments, a brief description of the services provided and the duration of such contractor’ or consultant’s engagement. All independent contractors and consultants of the Company and its Subsidiaries have been properly classified as such.

Section 3.13 Environmental Matters.

(a) Except, individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and at all times since January 1, 2009 have been, in compliance with all applicable Environmental Laws, and possess and are in compliance with all Environmental Permits (as defined in Section 3.13(b)(ii) hereof) necessary for their operations; (ii) there has not been any Release (as defined in Section 3.13(b)(iv) hereof) of Materials of Environmental Concern (as defined in Section 3.13(b)(iii) hereof) at, on, in or under any property owned or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has received any written notification alleging that it is liable for, or has received a request for information pursuant to Environmental Laws regarding its potential liability in connection with, any Release or threatened Release of Materials of Environmental Concern at any location; and (iv) neither the Company nor any of its Subsidiaries has received any written claim or complaint, or is currently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing.

(b) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means all foreign, federal, state or local statutes, directives, regulations, ordinances, codes or decrees protecting the quality of the ambient air, soil, surface water or groundwater, or indoor air, or regulating or imposing standards of care in respect of Materials of Environmental Concern, in effect as of the date of this Agreement and any common law related to such;

(ii) “Environmental Permits” means all permits, licenses, registrations, approvals and other authorizations required under applicable Environmental Laws;

(iii) “Materials of Environmental Concern” means any pollutant, contaminant, hazardous, acutely hazardous, or toxic substance or waste, dangerous good, radioactive material, petroleum (including crude oil, any fraction thereof and refined petroleum products), asbestos and asbestos-containing materials, polychlorinated biphenyls, or any other chemical, material or substance, whether man-made or naturally occurring, which is defined in, regulated under or for which liability is imposed under any Law or common law related to pollution or protection of human health or the environment; and

(iv) “Release” shall mean any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Materials of Environmental Concern through or in the air, soil, surface water or groundwater.

Section 3.14 Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (taking into account extensions after giving effect to extensions properly obtained), all such Tax Returns are true, correct and complete and disclose all Taxes required to be paid by the Company and each of its Subsidiaries for the periods covered thereby, and all Taxes shown to be due on such Tax Returns have been timely paid.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any Taxes (whether or not required to be shown on any Tax Return).

(c) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable.

(d) The federal income and material state income Tax Returns referred to in Section 3.14(a) have been examined by the appropriate Governmental Entity or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(e) All Taxes that the Company or any of its Subsidiaries are required by Law to withhold or collect for payment have been duly withheld and collected, and have been paid to the appropriate Governmental Entity.

(f) Neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), pursuant to any Tax allocation, Tax sharing or Tax indemnity agreement, as a transferee or successor or otherwise (other than pursuant to customary commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes).

(g) There is no Action pending or threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to any Taxes, and all deficiencies asserted or assessments made as a result of any such Action have been paid in full or otherwise finally resolved.

(h) Neither the Company nor any of its Subsidiaries has waived in writing or extended in writing, or agreed to waive or extend, any statute of limitations in respect of Taxes, which currently are in effect.

(i) No written claim has ever been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that the Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction.

(j) Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, or exclude any item of deduction or loss in computing taxable income, for any period (or portion thereof) after the Closing Date as a result of any change in method of accounting for any period beginning before the Closing Date, “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date, deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) as a result of any transaction occurring on or before the Closing Date, installment sale or open transaction disposition made on or prior to the Closing Date, prepaid amount received on or prior to the Closing Date or deferred under Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(k) Neither the Company nor any of its Subsidiaries has been a member of any group of corporations filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which the Company is the common parent.

(l) Neither the Company nor any Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law;

(m) There are no outstanding powers of attorney in respect of Taxes granted by the Company or any Subsidiary.

(n) Since January 1, 2001, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation,” or has otherwise participated, in a transaction intended to qualify under Section 355 of the Code.

(o) As used in this Agreement:

(i) “Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge in the nature of taxes of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement, as a result of being a transferee or successor, by contract or otherwise (other than pursuant to customary commercial contracts entered into with third parties in the ordinary course of business not primarily related to Taxes).

(ii) “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.15 Contracts.

(a) Other than any Contract filed as an exhibit to the Company SEC Documents, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or Exchange Act. Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that is a non-competition Contract or other Contract that (A) purports to limit in any material respect either the Company’s or its Subsidiaries’ ability to compete in any type of business in which the Company or any of the Subsidiaries of the Company (or, after the Effective Time, Parent or any of its

Subsidiaries) or any of their respective Affiliates, may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Subsidiaries) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, (C) is a Contract that grants “most favored nation” or similar status that, following the Effective Time, would apply to Parent or any of its Subsidiaries, including the Company or any of its Subsidiaries; (D) contains any “exclusivity” or similar provision or otherwise prohibits or limits, in any material respect, the right of the Company or any of its Subsidiaries (or, after the Effective Time, would prohibit or limit, in any material respect, the right of Parent or any of its Subsidiaries) to make, sell, market, advertise or distribute any products or services or use, transfer, license, distribute or enforce any of their respective Intellectual Property rights; (E) obligates the Company or any of its Subsidiaries to purchase or obtain a minimum or specified amount of any product or service from any Person; or (F) that involves the obligation or potential obligation of the Company or any of its Subsidiaries to make any “earn-out” or similar payments to any Person;

(iii) any Contract under which any Acquired Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money in excess of $2,500,000 (except for such indebtedness between the Acquired Companies or guaranties by any Acquired Company of indebtedness of any Acquired Company);

(iv) any Contract relating to any material joint venture or partnership;

(v) any Contract under which the Company or any of its Subsidiaries made or received payments of more than $5,000,000 during the fiscal year ended August 31, 2014 or reasonably expects to make or receive payments of more than $5,000,000 for the fiscal year ending August 31, 2015 and, in either case, is not terminable upon notice of 30 days or less without penalty;

(vi) any Contract that restricts or prohibits the Company or any Subsidiary of the Company (or after the Effective Time would restrict or prohibit Parent or any of its Subsidiaries) from hiring or soliciting any individual to perform employment or consulting services;

(vii) any Contract relating to any material dealer, reseller, remarketer, distribution, joint marketing, affiliate or development, delivery, manufacturing or similar agreement under which the Company or any of its Subsidiaries made payments of more than $5,000,000 during the fiscal year ended August 31, 2014;

(viii) any Contract that contains a standstill or similar restriction enforceable against the Company or any of its Subsidiaries;

(ix) any Contract for the lease of real property by the Company or any of its Subsidiaries that by its terms calls for aggregate annual rent payments of more than $1,000,000 by the Company and its Subsidiaries;

(x) any employment Contract that requires aggregate payments with respect to annual salary and target bonus in excess of $1,000,000 on an annual basis and is not terminable without cause by the Company or any of its Subsidiaries by notice of not more than 30 days and without any termination payment or penalty, or any severance Contract;

(xi) any collective bargaining agreement or other Contract with any labor organization, union or association;

(xii) any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any person with respect to any material asset of the Company and its Subsidiaries;

(xiii) any Contract that relates to any material interest rate, derivatives or hedging transaction (including with respect to commodities);

(xiv) any Contract that relates to the acquisition or disposition of any business, capital stock or assets (whether by merger, sale of stock, sale of assets or otherwise), other than a Contract to purchase goods or services in the ordinary course of business, under which the Company or any of its Subsidiaries has any outstanding contingent or other obligations that are material to the Company and its Subsidiaries, taken as a whole;

(xv) any Contract in which the Company purports to indemnify or hold harmless any director, officer or employee of the Company or any of its Subsidiaries (other than the Company Constituent Documents or organizational documents of the Company’s Subsidiaries); and

(xvi) any Contract to which any holder of capital stock or other securities of the Company is a party or that is required to be disclosed by the Company pursuant to Item 404 of Regulation S-K under the Securities Act.

Each such Contract as described in this Section 3.15(a) or Section 3.18(c) or listed in Section 3.15(a) or Section 3.18(c) of the Company Disclosure Letter, a “Material Contract”.

(b) True and complete copies of all Material Contracts of the Company and its Subsidiaries have been made available to Parent in accordance with all applicable Laws. For purposes of this Agreement, “Contract” means any note, bond, mortgage, indenture, contract, arrangement, undertaking, purchase order, bid, agreement, lease or other instrument or obligation (whether written or oral), together with all amendments thereto. Each Material Contract is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, any other party thereto, and is in full force and effect, except in each case for such failures to be valid and binding or to be in full force and effect that, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Material Adverse Effect. Except, individually or in the aggregate, as has not had, and could not reasonably be expected to have, a Material Adverse Effect, and except as set forth in Section 3.15(b) of the Company Disclosure Letter, there is no default under any Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto.

Section 3.16 Insurance. Section 3.16 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending before the Closing Date). Except individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (a) since January 1, 2011, each of the Acquired Companies has been continuously insured with licensed insurers and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of the Company or any of its Subsidiaries. Section 3.16 of the Company Disclosure Letter sets forth a complete and correct list of the annual premium for the Company’s current fiscal year for the Company’s D&O Insurance.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of its Subsidiaries has valid fee simple title to the Owned Real Property. Except as set forth in Section 3.17(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns, holds, has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to sell or dispose of any of the Owned Real Property or any portion thereof or interest therein that is individually or in the aggregate material to the Company and the Company Subsidiaries taken as a whole

(b) Except individually or in the aggregate, as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company or one or more of its Subsidiaries is the lessee of all leasehold estates reflected in the balance sheet of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013 or acquired after August 31, 2013 (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and to the knowledge of the Company, each such lease is in full force and effect, is enforceable in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and is valid without default (including any event which with notice or lapse of time or both would become a default) thereunder by the lessee or to the knowledge of Company, the lessor. No notices of default under any such lease have been received by any Acquired Company that have not been resolved.

(c) Section 3.17(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases, modifications, amendments, waivers, side letters, guaranties and other agreements relating thereto, under which any Acquired Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Real Property Leases,” each real property leased under a Real Property Lease, together with the Owned Real Property, referred to as a “Real Property”). The Company has, prior to the date hereof, made available to Parent true and correct copies of the Real Property Leases. No termination event or condition or uncured default of a material nature on the part of any Acquired Company or, to the knowledge of the Company, the landlord thereunder, exists under any Real Property Lease. Each Acquired Company has a valid leasehold interest in each parcel of material real property leased by it and each Acquired Company has valid fee simple title to the Owned Real Property owned by it, in each case free and clear of all Liens, except Permitted Liens. The Owned Real Property, leasehold estates and Real Property Leases are sufficient for the purposes for which they are presently being used in the businesses of the Acquired Companies as now conducted.

(d) Except as disclosed in Section 3.17(d) of the Company Disclosure Letter, the improvements owned or leased by the Acquired Company and located on any parcel of Real Property in all material respects are in good working order and repair, except for ordinary wear and tear. All such improvements and the occupancy, use and operation of such improvements may lawfully be used under all applicable zoning, building, fire and safety Laws (either as of right, by special permit or variance, or as a grandfathered use), except as would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the use or operation of the Real Property, and none of the Company or its Subsidiaries has received written notice of noncompliance with any such Laws.

Section 3.18 Intellectual Property; Software.

(a) Section 3.18(a) of the Company Disclosure Letter contains a list of all issued Patents and pending applications for Patents, registered Trademarks and pending applications to register Trademarks, Domain Names, and registered Copyrights and applications to register Copyrights, in each case included in the Owned Intellectual Property.

(b) Section 3.18(b) of the Company Disclosure Letter contains a list (showing in each case any owner, licensor or licensee) of all material Software necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted that is owned by or licensed to the Company or any of its Subsidiaries, except Software licensed to the Company or any of its Subsidiaries that is commercially available and subject to “shrink-wrap,” “click-through” or similar license agreements or is embedded Software in hardware or equipment of the Company or any of its Subsidiaries.

(c) Section 3.18(c) of the Company Disclosure Letter contains a list and description of all agreements, contracts, licenses, sublicenses, assignments and indemnities (the “Intellectual Property Agreements”) that relate to: (i) any Patents, Trademarks or Copyrights required to be identified on Section 3.18(a) of the Company Disclosure Letter; (ii) any Software required to be identified on Section 3.18(b) of the Company Disclosure Letter; and (iii) other material Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted and owned by a third party to which the Company or any of its Subsidiaries holds a license.

(d) Except as expressly stated in Section 3.18(d) of the Company Disclosure Letter: (i) the Company or one of its Subsidiaries owns all right, title and interest in the Owned Intellectual Property, free and clear of any security interests, liens, pledges, charges, mortgages or other encumbrances (“IP Liens”); (ii) the Owned Intellectual Property is not subject to any license (royalty bearing or royalty free) and is not subject to any other arrangement requiring any payment to any Person or the obligation to grant rights to any Person in exchange; (iii) the Intellectual Property Agreements are free and clear of any IP Liens; (iv) the Owned Intellectual Property and the rights in Intellectual Property under the Intellectual Property Agreements are all those material Intellectual Property rights necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted; and (v) the Company or one of its Subsidiaries has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property.

(e) Except as expressly stated in Section 3.18(e) of the Company Disclosure Letter: (i) the Owned Intellectual Property and the Intellectual Property Agreements are valid and in force, and (ii) the validity of and title to the Owned Intellectual Property, and the validity and enforceability of the Intellectual Property Agreements, in each case: (A) have not been questioned in any prior Action; (B) are not being questioned in any pending Action; and (C) to the knowledge of the Company are not the subject(s) of any threatened or proposed Action.

(f) Except as expressly stated in Section 3.18(f) of the Company Disclosure Letter: (i) the business of the Company and its Subsidiaries, as presently conducted, does not infringe upon or misappropriate and to the knowledge of the Company, has not been alleged to infringe upon or misappropriate any Intellectual Property rights of any third party; (ii) the consummation of the transactions contemplated hereby will not result in the loss or impairment, in the conduct of the business of the Company and its Subsidiaries as presently conducted, of any of the Owned Intellectual Property or any rights under the Intellectual Property Agreements; and (iii) to the knowledge of the Company, there are no third parties using any of the Owned Intellectual Property that is material to such business as presently conducted.

(g) Except as expressly stated in Section 3.18(g) of the Company Disclosure Letter: (i) Company or one of its Subsidiaries owns, or possess valid license rights to all Software that is material to and sufficient for the conduct of the business of the Company and its Subsidiaries as presently conducted; and (ii) there are no infringement Actions pending or, to the knowledge of the Company threatened, against the Company or any Subsidiary with respect to any Software owned by the Company or any of its Subsidiaries.

(h) Except as disclosed in Section 3.18(h) of the Company Disclosure Letter, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development on behalf of Company or any of its Subsidiaries of any patentable, copyrightable or trade secret material included in the Owned Intellectual Property that is necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted either: (i) is a party to a “work-for-hire” agreement under which Company or any of its Subsidiaries is deemed to be the original owner or author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of Company or any of its Subsidiaries of all right, title and interest in such material.

(i) The Company and its Subsidiaries have taken reasonable steps and precautions to prevent the unauthorized disclosure or use of their confidential Know-How included in the Owned Intellectual Property that is necessary to the conduct of the business of the Company and its Subsidiaries as presently conducted and the value of which is dependent upon the maintenance of the confidentiality thereof. To the knowledge of Company there has been no unauthorized disclosure or use of any such Know-How of the Company and its Subsidiaries.

Section 3.19 Distributors and Suppliers. Section 3.19 of the Company Disclosure Letter sets forth a true, complete and correct list (to be identified on an anonymous basis) of the ten (10) largest distributors (each a “Material Distributor”) for and the ten (10) largest suppliers (each a “Material Supplier”) to the Company and the Company Subsidiaries for the fiscal year ended August 31, 2014 showing the total dollar number of sales to, or purchases from, as the case may be, each Material Distributor or Material Supplier during such period. Since January 1, 2014 through the date of this Agreement, (i) no Material Distributor or Material Supplier has, to the knowledge of the Company, notified the Company or any of its Subsidiaries in writing that it intends to terminate, cancel or materially curtail its business relationship with the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is currently engaged in a dispute that is material to the Company and its Subsidiaries, taken as a whole, with a Material Distributor or Material Supplier.

Section 3.20 Brokers. Except for Deutsche Bank Securities Inc., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.21 Takeover Statutes. The Company Board has adopted such resolutions as are necessary, as of the date hereof, to render any Takeover Law inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.

For purposes of this Agreement, “Takeover Laws” shall mean any “Moratorium,” “Control Share Acquisition,” “Fair Price,” or other similar state anti-takeover Laws and regulations.

Section 3.22 Fairness Opinion. The Company Board has received the opinion of Deutsche Bank Securities Inc., financial advisor to the Company, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications reflected therein, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders. As of the date of this Agreement, such opinion has not been rescinded, repudiated or, except as set forth therein, qualified.

Section 3.23 Affiliate Transactions. Other than rights to receive Merger Consideration and the consideration provided for under Section 2.1(d) with respect to Company Stock Options and Restricted Shares, no material relationship, direct or indirect, exists between the Company or any Subsidiary of the Company, on the one hand, and any officer, director or other Affiliate (other than any Subsidiary of the Company) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.

Section 3.24 Warranties. The Company has made available to Parent all currently published warranties with respect to the Company’s and its Subsidiaries’ businesses, products or services other than warranties provided in the ordinary course of business and which are customary for the types of products offered for sale by the Company. Neither the Company nor any of its Subsidiaries has made any express warranties for which the warranty period has not yet expired as of October 10, 2014 in connection with the sale or license of products or services or the performance of services other than warranties which are materially consistent with the warranties set forth in the sales and license Contracts and forms made available in the data room as of October 10, 2014. Further, neither the Company nor any of its Subsidiaries has made any express warranties for which the warranty period has not yet expired as of October 10, 2014 in connection with the fitness of the Company’s products or services for use in pharmaceutical applications or in food for infants or invalids, or express warranties made in connection with products sold for pets, except as set forth in Section 3.24 of the Company Disclosure Letter.

Section 3.25 Hedging. With respect to the Company’s and its Subsidiaries’ outstanding hedging, derivative and commodity transactions, the Company and its Subsidiaries have engaged in hedging, derivative and commodity transactions in a manner which complies in all material respects with the relevant hedging policy set forth on Section 3.25 of the Company Disclosure Letter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is a corporation duly formed, validly existing and in good standing (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated hereby.

(b) Parent has previously furnished or made available to the Company a true, correct and complete copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub, including all amendments thereto, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement, or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the filing of the Articles of Merger with the Secretary of State of the State of Washington as required by the WBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its respective terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or articles of incorporation, as applicable, or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iii) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law or any settlement, injunction or award of any Governmental Entity, in each case applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of guaranteed payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (including the Acquired Companies following the Effective Time) except, in the case of clauses (ii), (iii) and (iv) of this paragraph, for any such conflict, breach, violation, default, loss, right or other occurrence that individually or in the aggregate, has not had, and could not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity, except for (i) such filings as required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities and “blue sky” Laws, (ii) the filings required under the HSR Act and any filings required under Foreign Antitrust Laws, and (iii) such filings as may be required under the WBCA in connection with the transactions contemplated by this Agreement.

Section 4.4 Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.5 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.6 Financing. Parent has, as of the date of this Agreement immediately available funds (or access to funds under its existing credit agreements), and will have, as of the Effective Time, immediately available funds, sufficient to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein and pay when due the aggregate Merger Consideration and its fees and expenses related to the transactions contemplated by this Agreement.

Section 4.7 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

Section 4.8 Acquiring Person. None of Parent, Merger Sub or their respective Affiliates is or ever has been, with respect to the Company, an “acquiring person,” or an “affiliate” or “associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA). Merger Sub will not be, with respect to the Company after the Merger, an “affiliate or associate” of an “acquiring person” (as such terms are defined in Chapter 23B.19 of the WBCA) and have not taken any action that would cause any Takeover Laws to apply to the transactions contemplated hereby.

Section 4.9 Brokers. Except for J.P. Morgan Securities LLC, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except (i) as specifically required by this Agreement, (ii) as required by applicable Law or (iii) if Parent otherwise provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice, to preserve substantially intact its business organization, (w) preserve its assets and properties in good repair and condition (subject to normal wear and tear), (x) preserve its current relationships with customers, suppliers, distributors and other Persons with which it has material business relations, (y) maintain insurance policies or replacement or revised policies in such amounts and against such risks and losses as are currently in effect and (z) maintain sufficient cash and working capital to continue to conduct its business in the ordinary course.

(b) Without limiting the generality of Section 5.1(a), between the date of this Agreement and the Effective Time, except (i) as specifically required by this Agreement, (ii) as required by applicable Law or (iii) if Parent provides its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend or permit the adoption of any amendment to the charter or bylaws (or equivalent organizational documents) of any Acquired Company;

(ii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii) issue, grant, deliver, sell, pledge, dispose of or encumber any (A) shares of capital stock, except the issuance of Shares pursuant to the exercise of Company Stock Options outstanding as of the date hereof and in accordance with the terms of such instruments, (B) other voting securities of, or equity interests in, the Company or any capital stock or voting securities of, or other equity interests in, any Subsidiary of the Company, (C) securities convertible into or exercisable or exchangeable for any shares of capital stock or voting securities of, or equity interests in, the Company or any of its Subsidiaries, (D) right to acquire any shares of capital stock or voting securities of, or other equity interests in, the Company or any of its Subsidiaries, (E) Company Stock Equivalents or (F) Company Voting Debt;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interests (except for any dividend or distribution by a Subsidiary of the Company to the Company or to other wholly owned Subsidiaries of the Company);

(v) otherwise manage its working capital in a manner other than in the ordinary course of business;

(vi) enter into any interest rate, derivatives or hedging transaction (including with respect to commodities) that does not comply with the Company’s “Risk Management Policy” in effect as of the date of this Agreement or is not in accordance with the accounting rules set forth in FASB’s Accounting Standards Codification (ASC) 815;

(vii) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests (except in connection with the cashless exercises or similar transactions (including withholding of Taxes) pursuant to the exercise of Company Stock Options outstanding as of the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock or other equity interests, or enter into any agreement with respect to the voting of any of the Company’s capital stock or other securities or the capital stock or other securities of a Subsidiary of the Company;

(viii) authorize, or make any new commitment with respect to, any capital expenditure, other than capital expenditures that do not exceed $2,000,000 in the aggregate with respect to projects for which total project costs to completion do not exceed $2,000,000 in the aggregate; provided, however, that this limitation shall not apply to capital expenditures that are set forth on Section 5.1(b)(viii) of the Company Disclosure Letter;

(ix) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) purchases of inventory and other assets in the ordinary course of business, or (2) pursuant to Contracts in effect on the date hereof, or (B) sell, lease, exchange, mortgage, pledge, transfer, subject to any Lien or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than (1) sales or dispositions of inventory and other assets in the ordinary course of business, (2) grants of Permitted Liens or (3) pursuant to Contracts in effect on the date hereof;

(x) enter into any material joint venture or partnership;

(xi) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xii) (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Subsidiary of the Company), (B) incur any additional indebtedness (except for additional indebtedness pursuant to the Company Credit Agreement which does not result in the aggregate indebtedness of the Acquired Companies being in excess of $15.0 million more than the aggregate indebtedness of the Acquired Companies as of the date hereof, provided that no more than $8.0 million of such $15.0 million shall be used to fund working capital in the ordinary course of business) or issue any debt securities or (C) assume, guarantee, endorse or otherwise become liable or responsible for the indebtedness or other obligations of another Person (other than a guaranty by the Company on behalf of its Subsidiaries);

(xiii) except to the extent required by applicable Law (including Section 409A of the Code), or the terms of any Company Plan, and except as contemplated by Section 5.7, (A) increase the compensation or benefits of any current or former director, employee or consultant of the Company or any of its Subsidiaries, other than in connection with annual or promotion raises to employees and consultants in the ordinary course of business consistent with past practice and, in the case of annual bonus awards, to the extent such awards are accrued for in the 2014 Year-End Draft Financial Statements, (B) establish, amend, terminate or adopt any compensation or benefit plan including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan or employment or severance agreement; provided, that the Company shall be entitled to adopt and implement an annual bonus plan for a term not to exceed one (1) year with targets, metrics and payouts consistent with the existing 2014 annual bonus plan of the Company, (C) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, (D) fail to make any required contributions under any Company Plan, (E) hire or terminate the employment, or enter into or modify the contractual relationship of, any officer or director of the Company or any of its Subsidiaries, (F) hire or terminate the employment, other than hirings or terminations in the ordinary course of business consistent with past practice, or enter into or modify the contractual relationship of, any employee (other than an officer) of the Company or any of its Subsidiaries, other than and as expressly required to comply with the express provisions of customer Contracts;

(xiv) (A) implement or adopt any change in its methods of accounting, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto, (B) change its fiscal year, or (C) make any material change in internal accounting controls or disclosure controls and procedures;

(xv) (A) fail to file any Tax Return when due (after giving effect to any properly obtained extensions of time in which to make such filings), (B) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make, change or rescind any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, or (C) settle or compromise any material Tax liability or refund, file any amended Tax Return involving a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes;

(xvi) (A) pay, discharge, waive, settle, compromise, release or satisfy any claim, liability or obligation that is not an Action, other than payment, discharge, waiver, settlement, release or satisfaction in the ordinary course of business consistent with past practice and other than the satisfaction or performance by the Company and its Subsidiaries of their respective obligations in accordance with the applicable terms thereof under Contracts in effect on the date hereof and Contracts permitted under this Section 5.1 to be entered into on or following the date hereof or (B) other than in connection with the ordinary course settlement of disputes with customers, accelerate, discount, factor, reduce, sell (for less than its face value or otherwise), transfer, assign or otherwise dispose of, in full or in part, any accounts receivable owed to the Company or any of its Subsidiaries, with or without recourse, including any rights or claims associated therewith;

(xvii) commence or settle, compromise or otherwise resolve any Action (A) outside the ordinary course of business consistent with past practice, (B) as would result in any liability in excess of (1) the amount reserved therefor or reflected on the balance sheets included in the 2014 Year-End Draft Financial Statements, (2) the amount of coverage provided by any insurance policy or (3) in excess of $250,000 in the aggregate with all other Actions settled, compromised or otherwise resolved by the Company and its Subsidiaries after the date hereof or (C) to the extent such litigation or other legal proceeding (1) involves any injunction or non-monetary relief on the Company or any of its Subsidiaries, (2) does not provide for a complete release of the Company and its Subsidiaries of all claims or (3) provides for any admission of liability by the Company or any of its Subsidiaries;

(xviii) other than non-exclusive licenses to end users, distributors and resellers in the ordinary course of business consistent with past practice, enter into any agreement, arrangement or commitment to grant a license of Intellectual Property;

(xix) (i) enter into, amend, renew, modify or consent to the termination of (other than a termination in accordance with its terms) any Material Contract or Contract that would be a Material Contract if in effect on the date of this Agreement or (ii) amend, waive, modify, fail to enforce or consent to the termination of (other than a termination in accordance with its terms) its material rights thereunder; provided, however, that this clause (xix) shall not prohibit the Company or any of its Subsidiaries from (A) renewing any Material Contract that by its terms as of the date hereof is scheduled to expire by the date nine months after the date hereof (so long as such renewal does not add any new terms of the type described in Section 3.15(a)(ii) and does not amend any existing term as of the date hereof of the type described in Section 3.15(a)(ii)) or (B) entering into any Contract that would be a Material Contract solely pursuant to Section 3.15(a)(v) if it were in effect as of the date hereof, in each case so long as (1) any such Contract that is a customer Contract does not have a term of greater than two years, (2) any such Contract that is a supply Contract does not have a term of greater than three years, and (3) any such Contract that is a Contract for the sale of starch, does not, together with all other Contracts of the Company and its Subsidiaries for the sale of starch, result in more than 35% of the starch sales volume of the Company and its Subsidiaries being made pursuant to Contracts expiring later than January 1, 2016;

(xx) waive, extend, renew or enter into any non-compete, most favored nation, exclusivity, non-solicitation, or similar Contract that would restrict or limit, in any material respect, the freedom of the Company or any of its Subsidiaries in conducting their operations or business, as the case may be, or any of their respective subsidiaries or Affiliates (whether before or after the Closing);

(xxi) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN;

(xxii) create any Subsidiary;

(xxiii) terminate or transfer the employment of any Company or Subsidiary officer or other employee whose annualized base salary rate is greater the $200,000, other than for cause;

(xxiv) enter into any new line of business; or

(xxv) agree to, authorize, or enter into any Contract obligating it to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxiv).

(c) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, subject to the terms and conditions of this Agreement, complete control over its and its Subsidiaries’ respective operations.

Section 5.2 Obligations of Merger Sub and Surviving Corporation. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement.

Section 5.3 Acquisition Proposals.

(a) Following the execution hereof, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf. The Company shall not terminate, waive, amend, release or modify in any respect any provision of any confidentiality agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and shall enforce, to the fullest extent permitted by applicable Law, the provisions of any such agreement, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof; provided, however, that the Company shall be entitled to waive any standstill provision included in any such confidentiality agreement or any standstill provision contained in any standstill agreement to which any Acquired Company or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.

(b) From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company shall not, and shall cause its Subsidiaries not to, and shall cause its and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) entertain, solicit, initiate, or knowingly encourage or knowingly induce or knowingly facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting or that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding any of the Acquired Companies to any Person (other than Parent and Parent’s or the Company’s Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)).

(c) Notwithstanding anything to the contrary in this Section 5.3, if at any time prior to obtaining the Company Shareholder Approval, (i) the Company receives, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3 (unless such breach was immaterial), (iii) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Company Board determines in good faith (after consultation with outside counsel) that the failure to participate in discussions or negotiations or furnish such information, enter into any agreement related to any Acquisition Proposal or accept any offer or proposal relating to an Acquisition Proposal would reasonably be expected to constitute or result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law, then, prior to obtaining the Company Shareholder Approval, the Company may (x) furnish and make available information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that any non-public information provided or made available to any Person given such access shall have been previously provided or made available to Parent or shall be provided or made available to Parent prior to or concurrently with the time it is provided or made available to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent in writing of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry, proposal or offer, and the terms and conditions thereof) that is made or submitted by any Person prior to the Effective Time. The Company shall keep Parent informed, on a reasonably current basis, of the status of, and any financial or other changes in, any such Acquisition Proposal, inquiry, proposal or offer, including providing Parent copies of any material correspondence related thereto and proposed documents to effect such Acquisition Proposal.

(d) Neither the Company Board nor any committee thereof shall (i) (A) directly or indirectly, fail to make, withhold, withdraw or qualify (or modify in a manner adverse to Parent) the Company Recommendation, the Company Determination or the approval of this Agreement or the Merger or resolve, agree or propose to take any such actions (each such action set forth in this Section 5.3(d)(i)(A) being referred to herein as an “Adverse Recommendation Change”) or (B) adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal or resolve, agree or publicly propose to take any such actions, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.3(c)) (each, an “Alternative Acquisition Agreement”), (iii) take any action to make the provisions of any Takeover Laws or any restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Acquisition Proposal (including approving any transaction under Chapter 23B.19 of the WBCA), or (iv) resolve, agree or propose to take any such actions.

(e) Notwithstanding Section 5.3(d), at any time prior to obtaining the Company Shareholder Approval, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to constitute or result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law, then, prior to obtaining the Company Shareholder Approval, the Company Board may solely in response to a Superior Proposal received on or after the date hereof that has not been withdrawn or abandoned and that did not result from a breach of this Agreement, make an Adverse Recommendation Change in order to cause the Company to terminate this Agreement pursuant to such Section 7.1(d)(ii) (including payment of the Termination Fee, as defined in Section 7.3(c)(iii) hereof) and concurrently enter into a binding definitive agreement to effect such Superior Proposal, provided that the Company and its Subsidiaries have (i) complied with Section 5.3(a)-(e) with respect to such Superior Proposal (except with respect to immaterial breaches of the obligations to deliver notices or other writings pursuant to Sections 5.3(c)), (ii) complied in all material respects with Sections 5.3(a)-(e) with respect to any other Superior Proposal and (iii) complied with Section 5.3(f) with respect to any Superior Proposal. Neither the Company Board nor any committee thereof shall make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(d)(ii) or cause the Company to enter into a binding definitive agreement to effect such Superior Proposal unless the Company has first complied with the provisions of Section 5.3(f) and, after so complying, the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to constitute or result in a breach of its fiduciary duties to the shareholders of the Company under applicable Law and such Acquisition Proposal continues to constitute a Superior Proposal.

(f) The Company Board shall not take any action set forth in Section 5.3(e) unless the Company has first (i) provided written notice to Parent (a “Notice of Recommendation Change”) advising Parent that the Company Board has determined that an Acquisition Proposal is a Superior Proposal, that the Company Board intends to make such Adverse Recommendation Change and to terminate this Agreement, specifying the financial and other material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing copies of any agreements intended to effect such Superior Proposal, and the Company Board, (ii) negotiated in good faith with Parent, and caused the Company and its Representatives to negotiate in good faith with Parent, during the five (5) Business Day period following Parent’s receipt of the Notice of Recommendation Change (the “Notice Period”), to enable Parent to make a binding counteroffer to amend the terms of this Agreement so that such Acquisition Proposal no longer constitutes a Superior Proposal, and (iii) after complying with clauses (i) and (ii), reaffirmed such determination in light of Parent’s binding counteroffer, if any; provided, however, that if during the Notice Period any revisions are made to an Acquisition Proposal and such revisions are material (it being understood and agreed that any change to consideration with respect to such proposal is material), the Company shall deliver a new Notice of Recommendation Change to Parent and shall comply with the requirements of this Section 5.3(f) with respect to such new Notice of Recommendation Change, except that the Notice Period shall be reduced to a two (2) Business Day period for purposes of this Section 5.3(f).

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from taking and disclosing a position contemplated by Item 1012(a) of Regulation M-A, Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act or making any required disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board, failure to so disclose would constitute a violation of applicable Law; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly reaffirms the Company Recommendation and rejects any Acquisition Proposal within three (3) Business Days after such stop, look and listen communication.

(h) For purposes of this Agreement:

(i) “Acceptable Confidentiality Agreement” means a customary confidentiality agreement containing terms substantially similar to, and (taken as a whole) no less favorable to the Company than, those set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement.

(ii) “Acquisition Proposal” means any proposal or offer (whether or not in writing) made by any Person or Persons other than Parent, Merger Sub or any Subsidiaries thereof, with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, (B) acquisition by such Person or Persons (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 10% or more of the total consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) acquisition, directly or indirectly, by such Person or Persons (or the shareholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

(iii) “Superior Proposal” means any binding, bona fide written offer made by a third party or group pursuant to which such third party or group would acquire, directly or indirectly, more than 50% of the Shares or substantially all of the assets of Company and its Subsidiaries, taken as a whole, (A) on terms which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the shareholders of the Company to the Merger, taking into account all relevant circumstances, including, without limitation, all the terms and conditions of such proposal and this Agreement (including the Termination Fee, any changes proposed by Parent to the terms of this Agreement and the potential time delays and other risks to consummation associated with such offer) and (B) that is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such offer and (C) for which any necessary financing is fully committed (including with respect to any indebtedness that could be required to be repaid in connection with the transactions contemplated by such offer).

(i) Any action taken or not taken by any Representative of the Company or any of its Subsidiaries that if taken or not taken by the Company would constitute a breach of this Section 5.3 shall be deemed a breach of this Agreement by the Company.

Section 5.4 Preparation of the Proxy Statement; Shareholders Meeting.

(a) As soon as practicable following the date of this Agreement, the Company shall prepare and, no later than November 14, 2014 or such other later date as mutually agreed upon by the Company and Parent, file with the SEC a proxy statement in preliminary form relating to the Company Shareholders Meeting (the “Proxy Statement”). The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to shareholders of the Company as soon as reasonably practicable (and in any event within five (5) Business Days) after (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, the eleventh calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) The Company and Parent each agrees, as to itself and its respective Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement or any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the meeting of shareholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to receipt of the Company Shareholder Approval, any event occurs with respect to the Company, any of its Subsidiaries, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement. The Company will also advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement.

(c) Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent an opportunity to review and comment on such document or response and (ii) include in such document or response all comments reasonably proposed by Parent.

(d) The Company shall, as soon as reasonably practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, and as soon as reasonably practicable duly call, give notice of, convene and hold a meeting of the holders of Shares (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The notice of such Company Shareholders Meeting shall state that a proposal to approve this Agreement will be considered at the Company Shareholders Meeting. So long as the Company Board shall not have effected an Adverse Recommendation Change in accordance with Section 5.3(e), (x) the Company Board shall recommend to holders of Shares that they approve this Agreement and shall include such recommendation and the Company Determination in the Proxy Statement and (y) the Company shall use its reasonable best efforts to solicit the Company Shareholder Approval. The Company shall not include in the Proxy Statement any proposal to vote upon or consider any Acquisition Proposal (other than the Merger). The Company shall not postpone or adjourn the Company Shareholders Meeting without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 5.5 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior notice, the Company shall, and shall cause its Subsidiaries, officers, directors to and use its reasonable best efforts to cause its Representatives to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, consistent with applicable Law, to the Company’s and its Subsidiaries’, officers employees, properties, offices, other facilities and books and records reasonably related to consummating the Merger and the other transactions contemplated by this Agreement or post-Closing matters (including integration), and shall furnish Parent, Merger Sub and their respective Representatives with all financial, operating and other data and information reasonably related to consummating the Merger and the other transactions contemplated by this Agreement or post-Closing matters (including integration) as Parent, Merger Sub and their respective Representatives shall reasonably request. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would be reasonably expected to (i) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries, (ii) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (iii) otherwise violate any applicable Law, provided that the Company has used its reasonable best efforts to provide such access or disclose such information in a manner that does not result in such a waiver, harm or violation.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Nondisclosure Agreement between the Company and Parent dated as of August 21, 2014 (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms except with respect to the standstill restrictions set forth therein, which shall terminate and be of no further force or effect as of the date hereof.

Section 5.6 Further Action; Efforts

(a) Subject to the terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, and no party hereto shall fail to take or cause to be taken any action that would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, and except as otherwise contemplated by Section 5.6(c), nothing in this Agreement shall require Parent or Merger Sub to, and the Company shall not without the prior written consent of Parent, agree to any modification to or accommodation under any Contract or undertake any liability in connection with obtaining any consent under any Contract. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, if required, appropriate filings under any Antitrust Law, including an appropriate filing of a Notification and Report Form pursuant to the

HSR Act with respect to the transactions contemplated hereby as promptly as practicable and, in the case of the HSR Act, in any event within ten Business Days of the date hereof and to supply as promptly as reasonably practicable and advisable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other commercially reasonable actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party a reasonable opportunity to review any substantive written communication given by it to, and consult with each other in advance of any scheduled substantive meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the reasonable opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other side under this Section 5.6(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel regarding Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel regarding Antitrust Law to comply with this Section 5.6(b). Notwithstanding anything to the contrary in this Section 5.6(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(c) Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Subsidiaries or Affiliates shall be obligated to, and neither the Company nor any of its Subsidiaries shall without the prior written consent of Parent (which consent shall be in sole discretion of Parent), (i) proffer to, agree to or become subject to any order, judgment or decree to (A), sell, license or dispose of or hold separate before or after the Closing, any assets, businesses, product lines or interest in any assets or businesses of Parent or any of its Affiliates, (B) make or accept, any changes, modifications, limitations or restrictions in the operations of any assets or businesses of Parent or any of its Subsidiaries, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound or any of the relationships of Parent or any of its Subsidiaries with any other Persons (contractual or otherwise) or (C) any concession, accommodation or liability relating to Parent or any of its Subsidiaries or (ii) proffer to, agree to or become subject to any order, judgment or decree to (or consent to) (A) sell, license or dispose of or hold separate before or after the Closing, any assets, businesses, product lines or interest in any assets or businesses of the Company or any of its Subsidiaries, (B) any changes, modifications, limitations or restrictions in the operations of any assets or businesses of the Company or any of its Subsidiaries, any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound or any of the relationships of the Company or any of its Subsidiaries with any other Persons (contractual or otherwise) or (C) any concession, accommodation or liability with respect to the Company or any of its Subsidiaries that, in the case of clause (ii)(A) through clause (ii)(C) would, individually or in the aggregate, materially diminish the expected benefits of the transactions contemplated by this Agreement to Parent and its Subsidiaries (including the Company and its Subsidiaries, taken as a whole (the items in clauses (i) through (ii), a “Burdensome Action”) or (iii) commence or participate in any litigation.

(d) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(e) No later than five Business Days prior to Closing, the Company shall deliver to Parent duly executed payoff letters, in form and substance reasonably acceptable to Parent, from all counterparties to indebtedness of the Company or any Subsidiary of the Company with respect to the repayment of all such indebtedness (it being understood and agreed that if Parent elects not to repay at Closing any such indebtedness of the Company and its Subsidiaries that was set forth on the Company Disclosure Letter hereto or was incurred after the date hereof in accordance with the terms of this Agreement, Parent shall not be permitted to assert a Company Material Adverse Effect as a result of any default under such indebtedness that arises because the Merger).

Section 5.7 Employee Benefits Matters.

(a) Following the Effective Time, except for purposes of determining eligibility for retiree health and welfare benefits, Parent shall give each employee of the Company, the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”) full credit for prior service with the Company or its Subsidiaries to the extent such service would be recognized if it had been performed as an employee of Parent for purposes of (i) eligibility and vesting under any Parent Employee Plans, but not for benefit accrual purposes under any defined benefit plan of Parent, and (ii) determination of benefit levels under any Parent Employee Plan or policy of general application relating to vacation or severance, in either case for which the Continuing Employees are otherwise prospectively eligible and in which the Continuing Employees are offered participation, but except where such credit would result in a duplication of benefits. For the avoidance of doubt, no Continuing Employee shall be retroactively eligible for any Parent Employee Plan, including any such Parent Employee Plan that was frozen prior to the Effective Time. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations would not have been applicable to such Continuing Employee under the terms of any comparable medical and dental plan of the Company and its Subsidiaries. In addition, Parent shall provide that any covered expenses incurred on or before the Effective Time by Continuing Employees or such employees’ covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time, to the same extent as such expenses were taken into account under the comparable benefit plan and such expenses shall also count towards any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan for the plan year in which the Effective Date occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan or policy under which service with Parent is relevant to eligibility, vesting and/or level of benefits, for the benefit of, or relating to, the current employees of Parent or its Subsidiaries and with respect to which eligibility has not been frozen.

(b) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 5.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and benefits plans maintained for or provided to Continuing Employees prior to or following the Effective Time, (ii) impede or limit Parent, the Company, the Surviving Corporation or any of their Affiliates from amending or terminating any Company Plan following the Effective Time or (iii) confer upon or give to any person (including for the avoidance of doubt any current or former employees, directors, or independent contractors of the Company or any of its Subsidiaries, or on or after the Effective Time, the Surviving Corporation or any of its Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.7) under or by reason of any provision of this Agreement.

Section 5.8 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice; and (b) the receipt of any written communication received from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or from any Governmental Entity in connection with the transactions contemplated by this Agreement.

Section 5.9 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any director or employee may have under any agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each current (as of the Effective Time) and each former employee, agent, officer or director of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”), from and against any and all claims, losses, liabilities, damages, judgments, penalties, settlements, inquiries, fines and fees, costs and expenses, including actual attorneys’ fees and disbursements and ERISA excise taxes (collectively, “Costs”) actually or reasonably incurred or suffered in connection with any actual or threatened Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an employee, agent, officer, director or fiduciary of the Company or any of its Subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the same extent provided under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the same extent provided under the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) as at the date hereof. Notwithstanding anything to the contrary herein (but subject to any superior rights contained in the Company Constituent Documents (or, as relevant, those of the applicable Subsidiary of the Company) or applicable indemnification agreements to which any Acquired Company is a party including the contract rights set forth in the Company’s Constituent Documents), prior to making any payment or advance in respect of the indemnification obligations set forth in this Section 5.9, the Person who is requesting such indemnification or advance shall agree to repay such payments or advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) Except as may be required by applicable Law, Parent and the Company agree that for a period of six years from the Effective Time, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Company Constituent Documents (or, as relevant, those of the Subsidiary) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and continue in full force and effect, and for a period of six years from the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(c) Parent shall, prior to the Effective Time, pay for and cause to be obtained, and to be effective at the Effective Time, one or more prepaid “tail” insurance policies for the Persons who, as of the date hereof, are covered by the Company’s existing D&O Insurance, with a claims period of at least six years from the Effective Time with terms and conditions (including scope and coverage amounts) that are, taken as a whole, at least as favorable as the Company’s and its Subsidiaries’ existing D&O Insurance, for claims arising from facts or events that occurred prior to the Effective Time, covering without limitation the transactions contemplated hereby; provided, that the maximum aggregate premium for such D&O Insurance that Parent shall be required to expend shall not exceed three hundred percent (300%) of the annual D&O Insurance premium for the Company’s current fiscal year, which annual premiums are set forth in Section 3.18 of the Company Disclosure Letter; and if such amount is not sufficient to purchase D&O Insurance in such maximum amount, then Parent shall purchase such amount of insurance with the best coverage reasonably available as can be purchased for an aggregate amount that is equal to three hundred percent (300%) of the annual premium for such policies for the Company’s current fiscal year. Parent shall cause the Surviving Corporation to comply with its obligations under such policies for the full term of at least six years.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) with respect to which an Indemnified Party is entitled to indemnification is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, then the provisions of this Section 5.9 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Rule 16b-3. Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Anti-Takeover Statute. If any Takeover Law is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of the Company, Parent and Merger Sub and their respective boards of directors shall grant all such approvals and take all such actions as are reasonably necessary or appropriate so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby, and otherwise act reasonably to eliminate or minimize the effects of such Law on such transactions.

Section 5.12 Shareholder Litigation. The Company shall provide Parent with prompt notice of and copies of all proceedings and correspondence relating to any Action against the Company, any of its Subsidiaries or any of their respective directors or officers by any shareholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement. The Company shall give Parent the opportunity to consult with the Company in the defense or settlement of any such shareholder Action, shall give due consideration to Parent’s advice with respect to such shareholder Action and shall not settle or offer to settle any such Action without the prior written consent of Parent (which consent shall be at Parent’s sole discretion).

Section 5.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except and solely to the extent required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or securities quotation system.

Section 5.14 Transfer Taxes. Except as provided for in Section 2.2(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company or the Surviving Corporation or incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by either the Company or the Surviving Corporation. The Company and Parent shall cooperate in the preparation, execution, and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

Section 5.15 Company Equity Awards. The Company shall adopt such resolutions and take all necessary actions, including obtaining any required consents from all holders of outstanding Company Stock Options and Restricted Shares that are necessary to effect the transactions described in Section 2.1. Promptly following the taking of such actions, the Company shall, after consultation with Parent, deliver to the holders of Company Stock Options and Restricted Shares, appropriate notices setting forth such holders’ rights pursuant to the Company Equity Plans and this Agreement. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such notices prior to the mailing or delivery thereof to the holders of Company Stock Options and Restricted Shares, and the Company shall give reasonable and good faith consideration to all additions, deletions, changes or other comments suggested by Parent, Merger Sub and their counsel.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions any and all of which may be waived, in whole or in part, by Parent, Merger Sub or the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Antitrust Approvals. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any other applicable Antitrust Laws shall have been terminated or shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2 (Capital Stock) shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for inaccuracies that in the aggregate do not amount to more than $150,000, (ii) the representation and warranty in Section 3.8(b)(i) (Absence of Certain Changes or Events) shall be true and correct in all respects both when made and at and as of the Closing Date, as if made at and as of such time, (iii) the representations and warranties of the Company set forth in Section 3.1 (Organization), Section 3.3 (Authority), Section 3.4 (No Conflicts; Consents and Approvals) (solely with respect to Contracts of the nature described in Section 3.15(a)(v) or (vii)), Section 3.8(b)(ii) (Absence of Certain Changes or Events), Section 3.15(a)(ii), 3.15(a)(viii) or 3.15(a)(xii) (Contracts), Section 3.20 (Brokers) and Section 3.21 (Takeover Statutes) shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iv) the other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality, Material Adverse Effect or similar qualification set forth therein) does not have, has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with each of its agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the Closing Date, to the foregoing effect.

(c) No Burdensome Condition. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect that, individually or in the aggregate requires a Burdensome Action (a “Burdensome Condition”).

(d) No Pending or Threatened Actions. No Action shall have been overtly threatened in writing or commenced and be pending by or before any Governmental Entity of competent jurisdiction wherein a judgment would, individually or in the aggregate with other such judgments, have or reasonably be expected to have any of the effects referred to in Section 6.1(c) or Section 6.2(c).

(e) 2014 Year-End Audited Financial Statements. (i) The Company shall have delivered to Parent (A) audited consolidated balance sheets of the Company as of August 31, 2014 and 2013, (B) audited consolidated statements of operations, cash flows and stockholders’ equity for the years ended August 31, 2014, 2013 and 2012 (the “2014 Year-End Audited Financial Statements”) and (C) the unqualified audit opinion of KPMG LLP that the 2014 Year-End Audited Financial Statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of August 31, 2014 and 2013, and their results of operations and their cash flows for each of the years in the three-year period ended August 31, 2014, in conformity with GAAP; provided, however, that the condition in this clause (C) shall not be deemed to not be satisfied solely because the audit opinion contains a qualification as to the effectiveness of the Company’s internal control over financial reporting and (ii) the 2014 Year-End Audited Financial Statements shall not be different in any material respect from the 2014 Year-End Draft Financial Statements if any such differences would, individually or in the aggregate, diminish the benefits Parent expected the Merger and the ownership of the Acquired Companies to provide to Parent and its Subsidiaries (taken as a whole) in a way that would have materially impacted Parent’s decision to enter into this Agreement.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to materiality or similar qualification set forth therein) does not prevent or materially delay the consummation of the transactions contemplated by this Agreement. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of each, dated as of the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an authorized officer of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by Merger Sub) only as follows:

(a) by mutual written consent of Parent and the Company at any time;

(b) by either Parent or the Company:

(i) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger or any of the other transactions contemplated hereby and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(ii) if, upon a vote taken at any duly held Company Shareholders Meeting (or at any adjournment or postponement thereof) held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(b)(ii) if the Company has not complied in all material respects with its obligations under Sections 5.3 and 5.4 or has otherwise breached in any material respect any of its obligations under this Agreement in any manner that resulted in the failure to obtain the Company Shareholder Approval at any Company Shareholders Meeting or at any adjournment or postponement thereof; or

(iii) if the Effective Time shall not have occurred on or before six month anniversary of the date of this Agreement; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 6.1(b), such date may be extended by either Parent or the Company by written notice to the other party, for one additional sixty (60) day period following such anniversary (such applicable date, the “Outside Date”) and provided, further, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement materially contributed to the failure of the Merger to be consummated on or before such date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);

(c) by Parent, at any time prior to the Effective Time:

(i) if (A) (x) any of the representations or warranties of the Company herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, in each case of (x) and (y) such that any condition set forth in Section 6.1 or Section 6.2 would not be satisfied; and (B) if curable, such untruth, inaccuracy or breach referenced in (x) or (y) above is not cured within thirty (30) calendar days after written notice to the Company describing such untruth, inaccuracy or breach in reasonable detail; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if, after the date hereof, the Company Board or any committee thereof shall have (A) effected or permitted an Adverse Recommendation Change (whether or not permitted to do so under the terms of this Agreement), (B) adopted, approved, endorsed, declared advisable or recommended to the Company’s shareholders an Acquisition Proposal other than the Merger, (C) failed to publicly reaffirm its recommendation of this Agreement within three (3) Business Days following receipt of a written request by Parent to provide such reaffirmation following the public announcement of an Acquisition Proposal (provided that the Company Board or any committee thereof shall not be required to duplicate its reaffirmation with respect to any Acquisition Proposal that has not been amended or otherwise modified), (D) failed to include in the Proxy Statement the Company Determination or Company Recommendation or included in the Proxy Statement any proposal to vote upon or consider any Acquisition Proposal other than the Merger, or (E) failed to recommend against a competing tender offer or exchange offer for ten percent (10%) or more of the outstanding capital stock of the Company within ten (10) Business Days after commencement of such offer (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(iii) if the Company breaches in any material respect Section 5.3; or

(iv) if any court of competent jurisdiction or other Governmental Entity shall have issued any judgment, order, injunction, rule or decree or taken any other action that individually or in the aggregate constitutes a Burdensome Condition, and such judgment, order, injunction, rule or decree shall have become final and nonappealable;

(d) by the Company:

(i) if (A) (x) any of the representations or warranties of Parent or Merger Sub herein shall be untrue or inaccurate on the date of this Agreement or shall become untrue or inaccurate, or (y) Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements set forth in this Agreement, in each case of (x) and (y) such that the conditions set forth in Section 6.1 or Section 6.3 would not be satisfied, and (B) if curable, such untruth, inaccuracy or breach referenced in (x) or (y) above is not cured within thirty (30) calendar days after written notice to Parent and Merger Sub describing such untruth, inaccuracy or breach in reasonable detail; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) prior to obtaining the Company Shareholder Approval, in order to enter into a definitive agreement to effect a Superior Proposal, if the Company has complied with Section 5.3(a)-(e) with respect to such Superior Proposal (except with respect to immaterial breaches of the obligations to deliver notices or other writings pursuant to Sections 5.3(c)), (ii) complied in all material respects with Sections 5.3(a)-(e) with respect to any other Superior Proposal and (iii) complied with Section 5.3(f) with respect to any Superior Proposal, and enters such definitive agreement concurrently with such termination and pays the Termination Fee in accordance with the procedures and within the time periods set forth in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 shall give notice of such termination and the provisions of this Section 7.1 being relied on to terminate this Agreement to the other parties.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), Section 7.5 (Extension of Time; Waiver) and Article VIII (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for a deliberate and willful breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal is made directly to the Company’s shareholders, otherwise publicly disclosed or otherwise communicated to the Company, the Company Board or a committee thereof after the date of this Agreement and before the termination of this Agreement, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(ii) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(c)(i), and (C) if, concurrently with or within twelve months after the date of any such termination, (x) the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, or (y) any Acquisition Proposal is consummated, the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee concurrently with the earlier of the entry into such definitive agreement with respect to or consummation of such Acquisition Proposal;

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii) or Section 7.1(c)(iii) the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee within two Business Days after such termination;

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay to Parent or its designee by wire transfer of same day funds to the account or accounts designated by Parent or such designee the Termination Fee prior to, and as a condition to, such termination; and

(iv) this Agreement is terminated pursuant to Section 7.1(b)(ii) and provided that the terminating party would not have been entitled to terminate this Agreement pursuant to Section 7.1(b)(i), then the Company shall pay to Parent by wire transfer of same day funds to the account or accounts designated by Parent or its designee the Shareholder Termination Payment, which Shareholder Termination Payment is intended as compensation for transaction expenses;

it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and it being further understood that in no event shall Parent be entitled to both the Termination Fee and the Shareholder Termination Payment.

(c) For purposes of this Section 7.3.

(i) “Acquisition Proposal”, as used in Section 7.3(b)(i), shall have the meaning ascribed thereto in Section 5.3(h)(ii), except that references in Section 5.3(h)(ii) to “ten percent” shall be replaced by “fifty percent”.

(ii) “Shareholder Termination Payment” means an amount equal to $2,000,000.

(iii) “Termination Fee” means an amount equal to $7,628,067.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or its designee commences a suit that results in a judgment against the Company for all or a portion of the Termination Fee or the Expenses, the Company shall pay to Parent or its designees interest on the amount of the Termination Fee and/or Expenses, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate published in the Wall Street Journal on the date such payment was required to be made.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may (by action taken or authorized by their respective boards of directors, if required), to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties of the other party or parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other party or parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party or parties, as applicable. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided herein, the rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed as a whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, IL 60154 USA

Attention: General Counsel

Facsimile: 708 551 2801

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:	John M. O’Hare Scott R. Williams
Facsimile:	(312) 853-7036

(ii) if to the Company, to:

Penford Corporation

7094 South Revere Parkway

Centennial CO 80112

Attention: General Counsel

Facsimile: 303-649-1700

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101

Attention: Andrew Bor

Facsimile: (206) 359-9577

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized by Law or executed order to be closed;

(c) “Company Credit Agreement” means that certain Credit Agreement dated as of August 1, 2014 among the Company, certain of its subsidiaries, and the following banks: Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as Administrative Agent; KeyBank National Association, as Syndication Agent; JPMorgan Chase Bank, N.A. and The Private Bank and Trust Company as Co-Documentation Agents; First Midwest Bank; GreenStone Farm Credit Services, ACA; Branch Banking and

Trust Company, AgStar Financial Services PCA and Farm Credit Services of America, PCA, and the Delayed Draw Term Loan Credit Agreement dated as of August 1, 2014 among the Company, certain of its Subsidiaries, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, as Administrative Agent and lender, and the related loan documents entered into by the Company in connection therewith, as each may be further amended, modified or supplemented from time to time;

(d) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e) “Copyrights” means all registered and unregistered copyrights in both published works and unpublished works of authorship and all copyrightable subject matter;

(f) “Domain Names” means internet domain names, uniform resource locators and other locators and names and locators associated with the Internet and registrations and applications for registration thereof;

(g) “ERISA Affiliate” means any trade or business that together with the Company or any of its Affiliates is considered a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code;

(h) “Intellectual Property” means collectively Patents, inventions and discoveries that may be patentable, Trademarks, Domain Names, Copyrights and Know-How;

(i) “Know-How” means confidential or proprietary information, know how, trade secrets, customer lists, technical information, research and development information, data, processes, formulas, algorithms, methods, trading systems, processes and technology;

(j) “knowledge” means the actual knowledge of the individuals set forth on Section 8.3(j) of the Company Disclosure Letter;

(k) “made available to Parent” and other phrases of similar import include all materials or information made available to Parent or its Representatives in the dataroom prepared by the Company, provided to Parent or its Representatives by electronic or other means or is available on the SEC’s EDGAR website prior to the date of this Agreement.

(l) “Material Adverse Effect” means any condition, event, change, circumstance, effect or state of facts that, either individually or in the aggregate, and whether or not a breach of any representation or warranty contained in this Agreement, (i)(A) has had, or could reasonably be expected to have, a material and adverse effect on the business, continuing operations, properties, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or the customer relationships of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be taken into account in determining whether a Material Adverse Effect has occurred under this clause (i): (1) general changes or developments in any of the industries in which the Company or any of its Subsidiaries operates, (2) changes in general economic, business, regulatory or political conditions or in national or global financial markets, (3) international calamity directly or indirectly involving the United States, national calamity, an act of war (whether or not declared), sabotage, terrorism, military actions or the escalation thereof, (4) changes in any applicable Laws, (5) natural disasters, calamities or other acts of God, outbreaks of epidemics or pandemics, (6) changes in the trading price or volume of the Shares (provided that the underlying reasons for the changes in trading price or volume may be taken into account), (7) the execution or announcement of this agreement or the pendency or consummation of the transactions contemplated hereby with Parent as opposed to any other Person (including to the extent caused thereby, any cancellation of or delays in customer orders, any reduction in sales, any disruption in licensor, vendor, partner or similar relationships or loss of employees); (8) the payment of any professional fees in connection the negotiation and consummation of the transaction or actions taken at the request of Parent or Merger Sub to the extent not required by this Agreement, (9) any litigation brought or threatened to be brought by shareholders of the Company asserting allegations or breaches of fiduciary duties relating to this Agreement or misstatements or omissions in the Proxy Statement or (10) the failure of Parent to consent to any of the actions proscribed in Section 5.1(b)(xvi), (xvii), (xix), (xx) and (xxv) (but with respect to Section 5.1(b)(xxv), only with respect to the actions described in Section 5.1(b)(xvi), (xvii), (xix) and (xx)) in violation of Section 5.1, but in the case of each of clauses (1) through (5) above, only to the extent such event has not and does not, individually or in the aggregate, disproportionately impact the Company and its Subsidiaries relative to other participants in the industries in which the Company or the Subsidiaries of the Companies operate.

(m) “Owned Intellectual Property” means Intellectual Property and Software owned by the Company or any of its Subsidiaries;

(n) “Patents” means all patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof;

(o) “Permitted Liens” means (i) any liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens for which the Company has established reserves in accordance with GAAP that are reflected in the financial statements made available to Parent prior to the date hereof, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the use or value of the property subject thereto as currently used by the Company or its Subsidiaries, (v) licenses of Intellectual Property in the ordinary course of business consistent with past practice and (vi) any liens described in, set forth in, or securing the indebtedness of the Company or any of its Subsidiaries set forth in Section 3.2(f) of the Company Disclosure Letter.

(p) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(q) “Software” means computer software, including source code, object and executable or binary code, and all files, data, materials, manuals, design and comment notes and other documentation related thereto or associated therewith;

(r) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than fifty percent (50%) of the board of directors or other governing body are owned, directly or indirectly, by: (i) such first Person, (ii) such first Person and one or more of its Subsidiaries, or (iii) one or more Subsidiaries of such first Person;

(s) “Trademarks” means trade names, assumed business names, registered and unregistered trademarks, service marks, other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, and applications therefor.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified. The word “or” shall not be exclusive.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof (except that the Confidentiality Agreement shall be deemed amended as necessary so that until the termination of this Agreement in accordance with Section 7.1 hereof, Parent, Merger Sub and the Company shall be permitted to take the actions contemplated by this Agreement). The parties agree that Section 7 of the Confidentiality Agreement shall automatically terminate if the Company, any Subsidiary of the Company or any of its or their Representatives receives, or any Person publicly makes or announces its intention to make, any Acquisition Proposal.

Section 8.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, other than with respect to the provisions of Section 5.9, which shall inure to the benefit of the Persons benefiting therefrom, who are hereby intended to be third-party beneficiaries thereof.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the United States District Court in the State of Washington, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto in any court other than the United States District Court in the State of Washington, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the United States District Court in the State of Washington for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Merger Sub may assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company, Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court in the State of Washington, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the rights, limitations and remedies contained in Section 5.3 and Article VII be construed as integral provisions of this Agreement and that such rights, limitations and remedies shall not be severable in any manner that restricts a party’s remedies or rights under this Agreement.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.15 Electronic Signature. This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.

Section 8.17 Disclosure Letters. The Company Disclosure Letter and the Parent Disclosure Letter are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company and Parent, respectively, except and to the extent expressly provided in this Agreement. The fact that any item of information is disclosed in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Company Disclosure Letter or the Parent Disclosure Letter shall not be deemed an admission that such item is material or that such item is reasonably likely to result in a Material Adverse Effect. Descriptive headings in the Company Disclosure Letter and the Parent Disclosure Letter are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Company Disclosure Letter or the Parent Disclosure Letter shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INGREDION INCORPORATED

By:	/s/ Jack C. Fortnum
	Name:	Jack C. Fortnum
	Title:	Executive Vice President and Chief Financial Officer

PROSPECT SUB, INC.

By:	/s/ James P. Zallie
	Name:	James P. Zallie
	Title:	President

PENFORD CORPORATION

By:	/s/ Thomas D. Malkoski
	Name:	Thomas D. Malkoski
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

INDEX OF DEFINED TERMS

Definition	Location

2014 Year-End Draft Financial Statements	3.5(b)(ii)
2014 Year-End Audited Financial Statements	6.2(e)
Acceptable Confidentiality Agreement	5.3(h)(i)
Acquired Companies	3.1(a)
Acquired Company	3.1(a)
Acquisition Proposal	7.3(c)(i), 5.3(h)(ii)
Action	3.9
Adverse Recommendation Change	5.3(d)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(d)
Antitrust Law	5.6(d)
Appraisal Rights	2.2(i)
Articles of Merger	1.2
Book-Entry Shares	2.1(c)
Burdensome Action	5.6(c)
Burdensome Condition	6.2(c)
Business Day	8.3(b)
Certificate	2.1(c)
Closing	1.3
Closing Date	1.3
Code	2.2(h)
Company	Preamble
Company Board	Recitals
Company Constituent Documents	3.1(b)
Company Credit Agreement	8.3(c)
Company Determination	3.3(b)
Company Disclosure Letter	Article III
Company Equity Plans	2.1(d)
Company Plan	3.11(a)
Company Recommendation	3.3(b)
Company Registered IP	3.18 (a)
Company SEC Documents	3.5(a)
Company Shareholder Approval	3.3(a)
Company Shareholders Meeting	5.4(d)
Company Stock Equivalents	3.2(b)
Company Stock Options	2.1(d)
Company Voting Debt	3.2(b)
Confidentiality Agreement	5.5(b)
Continuing Employees	5.7(a)
Contract	3.15(b)
control	8.3(d)

INDEX OF DEFINED TERMS

(Continued)

controlled	8.3(d)
controlled by	8.3(d)
Copyrights	8.3(e)
Costs	5.9(a)
D&O Insurance	5.9(c)
Dissenting Shares	2.2(i)
Domain Names	8.3(f)
DOJ	3.10(d)
Effective Time	1.2
Environmental Laws	3.13(b)(i)
Environmental Permits	3.13(b)(ii)
ERISA	3.11(a)
ERISA Affiliate	8.3(g)
Exchange Act	3.4(b)
Excluded Shares	2.1(b)
Expenses	7.3(c)(ii)
Foreign Antitrust Laws	3.4(b)
FTC	5.6(b)
GAAP	3.5(b)
Governmental Entity	3.4(b)
HSR Act	3.4(b)
Indemnified Parties	5.9(a)
Intellectual Property	8.3(h)
Intellectual Property Agreements	3.18(c)
IP Liens	3.18(d)
IRS	3.11(a)
knowledge	8.3(j)
Know-How	8.3(i)
Law	3.4(a)
Liens	3.2(a)
made available to Parent	8.3(k)
Material Adverse Effect	8.3(j)
Material Contract	3.15(a)(xvii)
Material Distributor	3.19
Material Supplier	3.19
Materials of Environmental Concern	3.13(b)(iii)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Notice of Recommendation Change	5.3(f)
Notice Period	5.3(f)
Option Payments	2.1(d)
Outside Date	7.1(b)(iii)
Owned Intellectual Property	8.3(m)
Owned Real Property	3.17(a)

INDEX OF DEFINED TERMS

(Continued)

Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Employee Plan	5.7(a)
Patents	8.3(n)
Paying Agent	2.2(a)
Paying Agent Agreement	2.2(a)
Payment Fund	2.2(a)
Permits	3.10(b)
Permitted Liens	8.3(o)
Person	8.3(p)
Proxy Statement	5.4(a)
Real Property	3.17(c)
Real Property Leases	3.17(c)
Release	3.13(b)(iv)
Representatives	5.3(b)
Restricted Shares	3.2(a)
SEC	3.5(a)
Securities Act	3.5(a)
Shareholder Termination Payment	7.3(c)(ii)
Shares	Recitals
Software	8.3(g)
SOX	3.5(a)
Subsidiary	8.3(r)
Superior Proposal	5.3(h)(iii)
Surviving Corporation	1.1(a)
Takeover Laws	3.21
Tax	3.14(o)(i)
Tax Returns	3.14(o)(ii)
Termination Fee	7.3(c)(iii)
Trademarks	8.3(s)
under common control with	8.3(d)
Voting and Support Agreement	Recitals
WARN	3.12(a)
WBCA	Recitals

Exhibit A

Form of Voting and Support Agreement

See attached.

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as October 14, 2014 (this “Agreement”), is entered into by and between Ingredion Incorporated, a Delaware corporation (“Parent”), SEACOR Holdings Inc. (the “Shareholder”) and, solely with respect to the last sentence of Section 1.1, Penford Corporation, a Washington corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent, Prospect Sub, Inc., a Washington corporation and a wholly-owned Subsidiary of Parent, and the Company, have executed an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”). Terms that are defined in the Merger Agreement that are not defined herein are used in this Agreement as they are defined in the Merger Agreement;

WHEREAS, as a condition to Parent executing and delivering the Merger Agreement, Parent is requiring that the Shareholder enter into this Agreement, among other things, to vote (i) the shares of common stock, $1.00 par value per share, of the Company (“Company Common Stock”), owned by the Shareholder, (ii) all securities exchangeable, exercisable or convertible into Company Common Stock, and (iii) any securities issued or exchanged with respect to such Company Common Stock, upon any recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up or combination of the securities of the Company or upon any other change in the Company’s capital structure, in each case whether now owned or hereafter acquired by the Shareholder or any of its Subsidiaries (collectively, the “Securities”). in favor of the Merger Agreement and the Merger; and

WHEREAS, as of the date hereof, the Shareholder has the power to vote and dispose of 1,186,600 shares (the “Existing Shares”) of Company Common Stock.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.1 Standstill. Until the termination of this Agreement in accordance with its terms, the Shareholder shall and shall cause its Affiliates not to (a) subject to the Company’s compliance with the last sentence of this Section 1.1, solicit proxies, announce an intention to or continue any announced intention to solicit proxies, from shareholders of the Company in respect of the election of the Shareholder’s nominees as members of the board of directors of the Company (or support the efforts of any other Person in doing so (other than the Company)) or (b) solicit, negotiate or otherwise knowing facilitate or knowingly encourage directly or indirectly, any Acquisition Proposal or (c) directly or indirectly acquire any securities, business or assets of the Company or any business, assets or securities of its Subsidiaries or (d) sell, transfer, assign, pledge, hypothecate, tender, encumber or otherwise dispose of or limit its right to vote the Securities, or agree to do any of the foregoing (or Beneficial Ownership thereof) (each a, “Transfer”) (i) pursuant to an Acquisition Proposal or (ii) through any transaction or series of related transactions to (A) other than through trades over NASDAQ or any securities exchange or market on which the Securities are traded, any Person more than 5% of the outstanding Common Stock of the Company (“Person”, for purposes of this clause (d)(ii)(A), includes any Person and any other Person known by the Shareholder to be an Affiliate of such first Person) or (B) any Subsidiary of Shareholder unless, in the case of this clause (c)(ii), such Person to which any of such Securities or any interest in any of such Securities is Transferred shall have executed and delivered to Parent a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement. The Company, by its execution and delivery to the Shareholder of a copy of this Agreement, (1) agrees that, prior to the consummation of the Merger or the termination of the Merger Agreement, it will not call an annual or special meeting for the election of directors and, in the event that the Merger Agreement is terminated, it will call an annual or special meeting for the election of directors to be held on a date not earlier than 60 days nor later than 90 days after the date of termination of the Merger Agreement, (2) represents and warrants to the Shareholder that, for the purposes of this sentence, this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Company, this agreement of the Company contained in this sentence constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity) and (3) understands and acknowledges that the Shareholder is entering into this Agreement in reliance upon the Company’s execution and delivery of this Agreement and the covenants, representations and warranties of the Company set forth in this last sentence.

1.2 The Shareholder hereby irrevocably and unconditionally covenants and agrees that, during the Voting Period (as hereinafter defined), at any meeting of the shareholders of the Company (whether annual or special), however called, or at any adjournment or postponement thereof, or in any other circumstances (including an action by written consent) upon which a vote or other approval is sought, the Shareholder shall: (i) with respect to any vote relating to the Merger Agreement, the Merger or any other matter to be approved by the shareholders of the Company to facilitate any of them, appear at such meeting or otherwise be counted as present thereat for the purpose of establishing a quorum and vote all Securities owned by it and entitled to vote thereon (the “Voting Date Securities”), in person or by proxy, in favor of the adoption of the Merger Agreement and the approval of the Merger and (ii) vote (or cause to be voted), in person or by proxy, the Voting Date Securities against (A) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, liquidation, or sale or transfer of all or substantially all of the assets or securities of the Company or any of its Subsidiaries, (B) any amendment of the Company’s articles of incorporation or by-laws other than as contemplated by the Merger Agreement, (C) any other proposal, action or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal, action or transaction would reasonably be expected to in any manner impede, frustrate, prevent or nullify the Merger or the Merger Agreement, (D) any extraordinary dividend, distribution or recapitalization by the Company or change in capital structure of the Company (other than pursuant to the Merger Agreement) and (E) any Acquisition Proposal (the matters described in the foregoing clauses (A) through (E) being referred to as “Competing Actions”); and (iii) not take any action by written consent to approve any Competing Action. For purposes of this

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Agreement, “Voting Period” means the period commencing on the date hereof and ending on the termination of this Agreement. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present. Any such vote shall be cast (or consent shall be given) by the Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

1.3 Disclosure. The Shareholder hereby authorizes Parent to publish and disclose in any announcement or disclosure required by the SEC, the NASDAQ or any other national securities exchange and, to the extent required by applicable Law, the Proxy Statement (including all documents and schedules filed with the SEC in connection therewith) and any other required filings under the Securities Act or the Exchange Act or otherwise required by Law, its identity and ownership of the Securities and the nature of its commitments, arrangements and understandings under this Agreement. Parent hereby authorizes the Shareholder to make such disclosure or filings as may be required by the SEC or NASDAQ or any other national securities exchange or the OTC Bulletin Board.

2. Representations and Warranties of Shareholder. The Shareholder hereby represents and warrants to Parent, as of the date hereof, that:

2.1 Ownership. As of the date hereof, the Shareholder does not hold any options, warrants or other rights to purchase any Securities. As of the date hereof, the Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by the Shareholder or any of its Affiliates. “Beneficial Ownership” by a person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Exchange Act, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

2.2 Organization. The Shareholder is a corporation duly existing under the laws of the State of Delaware.

2.3 Authorization. The Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Shareholder has been duly and validly authorized by all necessary action of the Shareholder,

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and no other proceedings on the part of the Shareholder are necessary to authorize the execution and delivery of this Agreement or to consummate the contemplated hereby. This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with their terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

2.4 No Violation.

(a) The execution, delivery and performance of this Agreement by the Shareholder do not and will not, with or without notice or lapse of time, or both, (i) conflict with or violate the Constituent Documents of the Shareholder or any of its Subsidiaries, (ii) conflict with or violate any Law applicable to the Shareholder or any of its Subsidiaries or by which any property or asset of the Shareholder or any of its Subsidiaries is bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in a right of payment or loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Shareholder or any of its Subsidiaries is a party or otherwise, other than, in the case of clauses (ii) and (iii) hereof, any such conflict, violation, breach, default, termination, amendment, acceleration, cancellation that are not, individually or in the aggregate, reasonably likely to prevent the Shareholder from satisfying, or have a material adverse effect on the Shareholder’s ability to satisfy, its obligations under this Agreement.

(b) The execution, delivery and performance of this Agreement by the Shareholder do not and, at the time of the Closing, will not, require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the WBCA and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably likely to prevent the Shareholder from satisfying, or have a material adverse effect on the Shareholder’s ability to satisfy its obligations under this Agreement.

2.5 Reliance by Parent. The Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder herein.

2.6 The Shareholder Has Adequate Information. The Shareholder is a sophisticated seller with respect to the Securities and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Securities and has independently and without reliance upon the Parent and based on such information as the Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement.

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3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholder, as of the date hereof that:

3.1 Authorization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement.

3.2 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) require any consent, approval, order, license, authorization or permit of, action by, filing, registration or declaration with or notification to, any Governmental Entity or any other person, except for applicable requirements of the Exchange Act, Blue Sky Laws, the HSR Act, any applicable non-U.S. competition, antitrust or investment Laws, filing and recordation of appropriate merger documents as required by the WBCA and except where failure to obtain such consents, approvals, authorizations, waivers or permits, or to make such filings or notifications that are not, individually or in the aggregate, reasonably likely to prevent Parent from satisfying, or have a material adverse effect on the Parent’s ability to satisfy, its obligations under this Agreement or (b) violate, result in a default under, or conflict with contract, agreement or understanding or any applicable Law binding upon Parent, except for such violations, defaults or conflicts which are not, individually or in the aggregate, reasonably likely to prevent Parent from satisfying, or have a material adverse effect on Parent’s ability to satisfy, its obligations under this Agreement. No proceedings are pending which, if adversely determined, will, individually or in the aggregate, be reasonably likely to prevent Parent from satisfying, or have a material adverse effect on the Parent’s ability to satisfy, its obligations under this Agreement.

4. Appraisal Rights. The Shareholder agrees not to exercise any rights of appraisal or any dissenters’ rights that the Shareholder may have (whether under applicable Law or otherwise) or could potentially have or acquire in connection with the Merger.

5. Survival of Representations and Warranties. The representations and warranties contained herein shall survive the closing of the transactions contemplated hereby until the expiration of the applicable statute of limitations, including extensions thereof.

6. No Restriction on Sale of Securities. Except as set forth in Section 1.1, nothing contained in this Agreement shall prohibit or restrict the Shareholder from selling or otherwise disposing of Securities through trades over NASDAQ or any securities exchange or market on which the Securities are traded or in private sales to third parties who are not Affiliates of the Shareholder.

7. Miscellaneous.

7.1 Term. Notwithstanding any other provision of this Agreement or any other agreement, this Agreement and all obligations hereunder shall terminate and cease to have any force or effect upon the earlier of (i) the Closing, (ii) any termination of the Merger

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Agreement in accordance with its terms or (iii) the delivery of written notice of termination by the Shareholder to Parent (A) following any Fundamental Amendment (the earliest date, the “Termination Date”) or (B) on or after March 15, 2015. For purposes of this Agreement, “Fundamental Amendment” means the execution by the Company, Parent and Merger Sub of an amendment to, or waiver by the Company, Parent or Merger Sub of any provision of, the Merger Agreement that: reduces the amount of the Merger Consideration or changes the form of the Merger Consideration. If the Shareholder does not exercise the termination right described above with respect to a Fundamental Amendment within five Business Days following the date the Shareholder is notified that such Fundamental Amendment is effected, then this Agreement shall give effect to any modified terms incorporated from the Merger Agreement and, except as so modified, shall continue in full force and effect.

7.2 Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and Beneficial Owner of Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder or any Representative of the Shareholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer of the Company or any of Subsidiary of the Company, acting in such Person’s capacity as a director or officer of the Company or any Subsidiary of the Company, and any such action shall not constitute a breach of this Agreement.

7.3 Amendment and Waiver. This Agreement may be amended by mutual agreement of the Parent and the Shareholder, except that any amendment of the last sentence of Section 1.1 shall, in addition, require the agreement of the Company, and this Agreement may not be amended except by an instrument in writing signed by the parties hereto. Subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any agreement contained herein or (d) waive any condition to which its obligations are subject. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

7.4 Costs and Expenses. Each party shall each bear its own costs and expenses (including all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, successors and assigns. The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon each party’s respective successors and assigns, which shall include successors by operation of Law, such as by merger.

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7.6 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7 Assignments. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

7.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

7.9 Notices, Etc. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Parent, to:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, IL 60154 USA

Attention: General Counsel

Facsimile: 708 551 2801

with a copy to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: John M. O’Hare

                 Scott R. Williams

Facsimile: (312) 853-7036

if to the Shareholder, to:

SEACOR Holdings Inc.

P.O. Box 13038

2200 Eller Drive

7

Ft. Lauderdale, Florida 33316

Attention: Paul Robinson, Senior Vice President, General Counsel and Corporate Secretary

Facsimile: (954) 346-8272

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

One Chase Manhattan Plaza

New York, NY 10005

Attention: David Zeltner

Facsimile: (212) 822-5003

7.10 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Washington.

7.11 Further Assurances. The parties to this Agreement agree to cooperate and to execute and deliver such instruments and take such further actions as any other party to this Agreement may, from time to time, reasonably request in order to effectuate the purposes and to carry out the terms of this Agreement.

7.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.13 Submission to Jurisdiction; Service of Process. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by the Shareholder shall be brought and determined in the United States District Court in the State of Washington and any legal action or proceeding brought by the Parent shall be brought in the United States District Court for the Southern District of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Shareholder and the Parent agrees not to commence any action, suit or proceeding relating thereto in any court other than as specified above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the United States District Court in the State of Washington or the United States District Court for the Southern District of

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New York, as applicable, for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such applicable court or from any legal process commenced in such applicable court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

7.14 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.

7.15 Relationship of Parties. Nothing contained herein shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

7.16 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

7.17 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court in the State of Washington, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

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IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be duly executed as of the day and year first above written.

INGREDION INCORPORATED

By:
Name:
Title:

SEACOR HOLDINGS INC.

By:
Name:
Title:

PENFORD CORPORATION (solely with respect to the last sentence of Section 1.1 of the foregoing agreement)

By:
Name:
Title:

[Signature Page to Voting Agreement]

Exhibit B

Form of Amended Articles of Incorporation

of the Surviving Corporation

See attached.

AMENDED ARTICLES OF INCORPORATION

OF

PENFORD CORPORATION

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is PENFORD CORPORATION.

ARTICLE II

PURPOSE

This corporation is organized for the purpose of engaging in any business, trade or activity which may be conducted lawfully by a corporation organized under the Washington Business Corporations Act.

ARTICLE III

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation is 505 Union Avenue S.E., Suite 120, Olympia, WA 98501, and the name of the registered agent at such address is CT CORPORATION SYSTEM.

ARTICLE IV

SHARES

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, which shall consist of one class of shares of common stock of the par value of $0.01 per share.

ARTICLE V

DURATION

The existence of the Corporation is to be perpetual.

ARTICLE VI

PREEMPTIVE RIGHTS

No preemptive rights shall exist with respect to shares of stock or securities convertible into or exercisable for shares of stock of the Corporation.

ARTICLE VII

CUMULATIVE VOTING

The right to cumulate votes in the election of Directors shall not exist with respect to shares of stock of the Corporation.

ARTICLE VII

DIRECTORS

The number of Directors of this corporation shall be determined in the manner provided by the Bylaws and may be increased or decreased from time to time in the manner provided therein.

ARTICLE VIII

LIMITATION OF DIRECTOR LIABILITY

To the full extent that the Washington Business Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of Directors, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for conduct as a Director. Any amendments to or repeal of this Article shall not adversely affect any right or protection of a Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

ARTICLE IX

SHAREHOLDER APPROVAL BY CONSENT IN LIEU OF MEETING

So long as this corporation is not a public company, corporate action required or permitted to be approved by a shareholder vote at a meeting of shareholders may be taken without a meeting or a vote if the corporate action is approved by a single shareholder consent or multiple counterpart shareholder consents executed by shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted.

ARTICLE X

AUTHORITY TO AMEND ARTICLES OF INCORPORATION

The Corporation reserves the right to amend or repeal any of the provisions contained in these Articles of Incorporation in any manner now or hereafter permitted by the Washington Business Corporation Act or by these Articles of Incorporation, and the rights of the shareholders of this corporation are granted subject to this reservation.